Exhibit 10.1

CERTAIN INFORMATION MARKED AS [***] HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO REGULATION S-K, BECAUSE IT IS NOT MATERIAL AND/OR THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of May 18, 2026 (the “Effective Date”), by and between US GCDC PHASE 1 HOLDINGS LLC, a Delaware limited liability company (“Seller”), and NVA11A LLC, a Delaware limited liability company (“Purchaser”).
W I T N E S S E T H:
WHEREAS, Seller is the sole owner of one hundred percent (100%) of the membership interests (the “Membership Interests”) in GCDC Purchaser Phase 1 LLC, a Delaware limited liability company (the “Property Owner”);
WHEREAS, Property Owner owns in fee that certain real property commonly known as 13760 University Boulevard, Gainesville, Virginia 20155 and more particularly described on Exhibit A attached hereto (the “Land”);
WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Membership Interests, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
I.
Definitions; Sale and Purchase; Property
1.1Sale and Purchase. For the price and subject to the terms, covenants, conditions and provisions herein set forth, Seller agrees to sell, assign and transfer to Purchaser, and Purchaser agrees to purchase from Seller, the Membership Interests. By acquiring the Membership Interests, Purchaser is acquiring indirectly, through Property Owner, the following:
(a)All of that certain land more particularly described on Exhibit A attached hereto and incorporated herein (“Land”), together with all structures, improvements and fixtures, consisting of a data center facility and related improvements thereon (all such structures, improvements and fixtures are hereinafter referred to collectively as the “Improvements”);
(b)All easements, covenants, privileges, hereditaments, and appurtenances belonging to or inuring to the benefit of Property Owner and pertaining to the Land, if any, including, without limitation, any (i) minerals, oil, gas, and other hydrocarbon substances thereon or thereunder, (ii) adjacent strips, gores, streets, roads, alleys and rights-of-way, public or private, open or proposed, that are appurtenant, adjacent or connected or used in connection with the Land and/or the Improvements, and (iii) all access, air, water, riparian, development, density, utility, power, and solar rights (collectively, the “Appurtenances”; and together with the Land and Improvements herein collectively referred to as the “Real Property”);
(c)Any interest of Property Owner in:
(i)all guaranties, warranties and indemnifications received from suppliers, contractors, materialmen and/or subcontractors (any of such parties hereinafter referred to as “Contractors”) arising out of, or in connection with, the installation, construction or maintenance of all or any portion of the Property (collectively, “Warranties”), including, without limitation, the warranties described on Exhibit B-1 attached hereto and incorporated herein by reference subject to the limitations described therein, but specifically excluding the Warranties described on Exhibit B-2 attached hereto and incorporated herein by reference;
(ii)all certificates, certificates of occupancy (or the local, legal equivalent), permits, licenses, authorizations, entitlements, waivers, variances, and approvals relating or pertaining to the Real Property (or its operation by Property Owner) and/or Personalty (as hereinafter defined) (collectively, “Permits”);
(iii)all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans in possession of Property Owner or are otherwise in the possession of architects, managers, consultants, or engineers hired by Seller, Property Owner or any of their respective Affiliates that relate to the Real Property or the Personalty (collectively, “Plans and Studies”); provided, however, that (A) such Plans and Studies are delivered without any representation or warranty of any kind from Seller, and (B) Seller and Property Owner reserve the right to use the Plans and Studies for any purpose prior to Closing;
(d)Property Owner’s right, title, and interest in all intangible personal property which relate exclusively to the Property (such intangible property are collectively referred to herein as the “Intangibles”);
(e)All personal property, furniture, equipment and machinery owned by Property Owner and affixed or attached to, placed or situated upon the Real Property and used in connection with, the Real Property (collectively, “Personalty”). The Personalty specifically excludes (i) any items of personal property owned or leased by Tenant, and (ii) any items of movable personal property owned by third parties and leased to Property Owner with respect to the Property;
(f)Property Owner’s interest in that certain [***], by and between Property Owner, as landlord, and [***] (“Tenant”), as tenant, with respect to the Land, as amended by that certain [***] (together with all amendments and guaranties thereto, collectively, the “Lease”), together with all security deposits (including any letters of credit) held by Property Owner in connection with the Lease, if any (the “Security Deposits”);
(g)Property Owner’s interests in all Assumed Contracts; and
(h) Without limiting the foregoing, to the extent of Property Owner’s interest therein, the following agreements and entitlements, together with all amendments, modifications, supplements and extensions thereof and all rights, benefits and privileges thereunder (collectively, the “Project Agreements”): (i) that certain Energy Services Agreement dated as of [***], by and between Virginia Electric and Power Company, doing business as Dominion Energy Virginia (“Dominion Energy”) and Property Owner (as may be amended and otherwise modified from time to time, the “ESA”); (ii) that certain Memorandum of Understanding dated as of [***], by and between Virginia Economic Development Partnership Authority and Property Owner (as may be amended and otherwise modified from time to time, the “MOU”); and (iii) to the extent assignable, all tax credits, tax incentives, tax abatements and similar benefits and entitlements relating to the Property (collectively, the “Tax Credit Rights”). Purchaser hereby acknowledges that certain of the Project Agreements may require the consent of, or notice to, the counterparty thereto or other third parties in connection with the transactions contemplated hereby, and Seller shall use commercially reasonable efforts to obtain any such required consents and/or deliver any such required notices prior to or concurrently with the Closing; provided, however, that Seller’s failure to obtain any such consent shall not be a Seller default of this Agreement.
All of the items described in Sections 1.1(a) through (h) above are hereinafter collectively referred to as the “Property”.
1.2Contracts. Seller shall cause Property Owner to terminate, effective as of the moment immediately prior to Closing, only those Contracts specifically identified in Schedule 4 attached hereto (the “Terminated Contracts”); provided, however, that Seller shall not be required to incur or pay any termination fees, penalties or costs in connection therewith unless Purchaser reimburses Seller for the full amount of such fees, penalties or costs at Closing. Any Contract not so identified by Purchaser shall remain in full force and effect after Closing (the “Assumed Contracts”). Notwithstanding the foregoing, that certain Property Management Agreement dated as of [***], by and between Property Owner and [***], a [***], shall be deemed an Assumed Contract. Effective as of Closing, Purchaser acknowledges and agrees that, by virtue of its acquisition of the Membership Interests, Purchaser shall acquire all Assumed Contracts. Seller shall have no obligation to assign or cause Property Owner to assign any such Contracts to any other entity. Notwithstanding the foregoing, Seller shall in all events terminate all Excluded Contracts (as hereinafter defined) at Seller’s sole cost and expense as of the moment immediately prior to Closing.
1.3Lease. Prior to the Effective Date (the “Cut-Off Date”), Seller in the ordinary course of business may without Purchaser’s consent cause Property Owner to enforce the Lease, provided that any such enforcement shall be consistent with Property Owner’s current practices; provided further, that in no event may Seller terminate the Lease. From and after the Cut-Off Date and through the Closing Date (or the earlier termination of this Agreement), Seller shall not and shall not cause nor permit Property Owner to amend, extend, or otherwise modify the Lease in any material respect, or grant any material waivers or approvals under the Lease, in each case without the prior written consent of Purchaser, which consent may be given or withheld in Purchaser’s reasonable discretion, which shall not be unreasonably withheld, conditioned, or delayed; provided, however, that any termination of the Lease by Property Owner shall require Purchaser’s prior written consent, which may be given or withheld in Purchaser’s sole discretion; provided, further, that nothing in this Agreement shall be construed to prevent, restrict, or impair the ability of Seller to cause Property Owner, as landlord under the Lease, to take any actions that, if not taken, would constitute a failure by Property Owner to comply with or perform the obligations of Property Owner under the Lease, including, without limitation, any obligation to cooperate with or respond to Tenant’s exercise of any unilateral right under the Lease to extend, renew, or terminate the Lease or any Phase thereof in accordance with the terms of the Lease. Notwithstanding anything to the contrary in this Agreement, in no event shall Seller or Property Owner agree to perform any [***] (as defined below) unless Tenant either (i) pays current the costs incurred by Landlord for such [***], or (ii) pays to Landlord the costs incurred by Landlord for such [***] within thirty (30) days after receipt of an invoice therefor.
1.4Definitions.
(a)“Access Agreement” means that certain Due Diligence, Right of Entry and Confidentiality Agreement dated as of February 20, 2026, entered into by and between Blue Owl Digital Infrastructure Advisors LLC and Property Owner.

(b)“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation, litigation, or similar proceeding.

(c)“Business Day” means any day other than a Saturday or Sunday or any days on which banks are generally not open for business in New York, New York.
(d)“Closing Documents” means the documents and instruments delivered at Closing hereunder.
(e)“Code” means the Internal Revenue Code of 1986, as amended or supplemented from time to time, and, as applicable, the Treasury Regulations promulgated thereunder.
(f)“Corporate Debt Rating” means a rating assigned to the senior unsecured long-term debt of a person or entity by Moody's Investors Service, S&P Global Ratings, or Fitch Ratings.
(g)“Declaration” means that certain Gainesville Crossing Campus Amended and Restated Declaration of Covenants, Conditions and Restrictions dated March 8, 2024, made by GCDC Purchaser LLC, a Delaware limited liability company, as Declarant, and recorded on March 12, 2024, in the Clerk’s Office of the Circuit Court of Prince William County, Virginia as Instrument #202403120012359, as the same may be further amended, restated, supplemented, or modified from time to time.
(h)“Contract” shall mean any written or oral contracts, subcontracts, and other agreements relating to the Property to which Seller or Property Owner is a party, including, without limitation, those relating to service, supply, maintenance, construction, architectural services, parking, operation, and/or management of the Property, leasing or brokerage services, equipment leases, personal property leases, parking agreements, agreements with governmental entities (including, without limitation, memoranda of understanding), and utility agreements.
(i)“Environmental Laws” shall mean any Law, regulation, rule, order, determination, ordinance, statute, or other authority of any Governmental or quasi-Governmental Authority or administrative agency with jurisdiction over Property Owner or the Property regarding the protection of human health or the environment or natural resources, including, but not limited to, the following federal laws and their amendments, analogous state and local laws, and any regulations promulgated thereunder: the Clean Air Act, the Clean Water Act, the Oil Pollution Control Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1986, the Emergency Planning and Community Right to Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Toxic Substances Control Act.
(j)“Excluded Contracts” means the agreements related to the Property that were entered into by Seller or Property Owner for insurance (other than the claims required to be assigned pursuant to Section 9.2), property management, and/or the engagement of attorneys, accountants, brokers, leasing representatives, and consultants, together with any Contracts entered into by Seller or Property Owner in violation of this Agreement, but in all events excepting the [***].
(k)“Fraud”: means an actual and intentional common law fraud in connection with this Agreement, including the making of any representation or warranty set forth in Sections 3.6 and 3.8 of this Agreement. Claims for Fraud may be made against the Person committing such Fraud or against such Person that receives proceeds in connection with the transactions contemplated hereby; provided that, in the case of a claim of Fraud brought by the Purchaser against any indirect equity holder of Seller, in no event shall the Liability of such equity holder of Seller exceed the aggregate amount of proceeds received by or allocable to such equity holder of Seller in connection with the transactions contemplated by this Agreement unless such equity holder of Seller had actual conscious awareness that such Fraud was committed, in which case no cap will apply on the Liability of such equity holder of Seller with respect to such Fraud.
(l)“Governmental Authority” means any United States federal, state or local governmental, quasi-governmental, regulatory or administrative authority, agency, bureau, department, tribunal, commission or similar body or instrumentality thereof, or any judicial or arbitral body.
(m)“Hazardous Material” means any substance, material or waste that is regulated by or for which standards of conduct or liability may be imposed pursuant to any Environmental Law, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, per- or polyfluoroalkyl substances, noise, odor, mold or radioactive materials.
(n)“Law” means any statute, law (including common law), ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.
(o)“Liabilities” or, individually “Liability”: with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
(p)“Loss” means any actual loss, liability, demand, claim, action, cause of action, cost, damage, interest, penalty, fine or expense (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing); provided, Losses will not include lost profits, loss due to business interruption, loss due to diminution of value, or consequential, special, indirect, incidental or punitive damages.
(q)“Mandatory Cure Items” means: (i) mortgages or deeds of trust encumbering Property Owner’s fee interest in the Real Property; (ii) judgment liens evidencing non-appealable judgments rendered against Property Owner and encumbering Property Owner’s fee interest in the Real Property; (iii) mechanic’s, materialmen’s, and other monetary liens encumbering Property Owner’s fee interest in the Real Property and arising by or through Property Owner and not arising from any work performed by or on behalf of Tenant or its contractors, sub-contractors, or agents; (iv) delinquent real property taxes; (v) pledges and assignments (including, without limitation, collateral assignments) of the Membership Interests, and (vi) all other liens and encumbrances against the Membership Interests and/or title to the Property which are created by or through Seller after the Effective Date without Purchaser’s consent.
(r)“Person” means an individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, syndicate, person, joint stock company, trust, trustee, estate, association, organization, real estate investment trust, or other form of entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
(s)“Prohibited Person” shall mean an entity or person (i) who is, or who is 50% or more owned or controlled by, or acting for or on behalf of, any person or entity that is identified as an

SDN on the then-most current list published by OFAC at its official website, or at any replacement website or other replacement official publication of such list, and (ii) who is identified as a person or entity designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA Patriot Act (as hereinafter defined).

(t)“Purchaser’s Representations” means all of Purchaser’s representations and warranties set forth in Sections 3.8 hereof and in any of the documents delivered by Purchaser in connection with the Closing.
(u)“Representatives” means, with respect to any Person, the officers, directors, partners, managers, principals, employees, agents, auditors, advisors, bankers, lenders and other representatives of that Person.
(v)“R&W Policy” means a buyer-side representations and warranties insurance policy, in form and substance acceptable to Purchaser in its sole discretion, issued by an insurance company reasonably acceptable to Purchaser.
(w)“Seller’s Representations” means all of Seller’s representations and warranties set forth in Sections 3.6, 7.4, and 7.5 hereof and in any of the documents delivered by Seller in connection with the Closing.
(x)“Taxes” shall mean (i) all federal, state, local, foreign, and other taxes, however denominated, including all income, profits, capital gains, payroll, employment, unemployment, severance, occupation, windfall profits, environmental (including under Code Section 59A) value added, customs duties, premium, compensation, franchise, gross receipts, license, registration, alternative or add-on minimum, capital, net worth, sales, use, withholding, social security (or similar), disability, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), excise, duties, levies, imposts, estimated, ad valorem, any amount owed in respect of any Law relating to unclaimed property or escheat and any other taxes of any kind whatsoever including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes and interest thereon imposed by or on behalf of any Governmental Authority, whether disputed or not, (ii) any Liability for or in respect of any amounts described in clause (i) as a transferee or successor, by contract, or as a result of having filed any Tax Return on a combined, consolidated, unitary, affiliated or similar basis with any other person (including, without limitation, pursuant to Treasury Regulations section 1.1502-6 and any other similar provision of state, local, or non-U.S. law), and (iii) any vault charges, business improvement district charges, and all other municipal and governmental assessments of every kind and nature levied or imposed upon the Property during the Property Owner’s period of ownership. “Tax” shall have the correlative meaning.
(y)“Tax Returns” shall mean any return, statement, election, schedule, estimate, declaration, claim for refund, report, form, or any other document, including in each case any schedules, supplements, amendments or attachments thereto, filed or required to be filed with any Governmental Authority with respect to Taxes.
(z)“Transfer Taxes” shall collectively mean all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions set forth in this Agreement.

(aa) “Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
II.
Consideration

2.1Purchase Price.

The purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the sale and conveyance of the Membership Interests shall be EIGHT HUNDRED SIXTY MILLION FIVE HUNDRED EIGHTY-SEVEN THOUSAND FOUR HUNDRED FOUR AND NO/100 DOLLARS
($860,587,404.00) in the aggregate, which shall be paid (or caused to be paid) by Purchaser to Seller at the closing of the transactions contemplated hereby (“Closing”) by wire transfer to Seller or its designee on the Closing Date subject to the terms and conditions herein; provided, however, that such amount shall be, (i) if applicable, adjusted for Closing adjustments as described in Article VII below, and (ii) reduced by Taxes, if any, required by law to be withheld.
2.2Letter of Credit.
(a)Deposit.
(i)Within three (3) Business Days after the Effective Date of this Agreement, Purchaser shall deposit with Chicago Title Insurance Company (the “Escrow Agent”), whose address is 3100 Monticello, Suite 800, Dallas, Texas 75205, Attn: Kristi Covey, Email: Kristi.covey@ctt.com, Reference Number VA2600315, an irrevocable, unconditional, transferable standby letter of credit issued by Bank of America or another federally insured financial institution and reasonably acceptable to Seller (the “LOC Issuer”) in the amount of TEN MILLION NINE HUNDRED NINE THOUSAND NINETY-ONE AND 00/100 DOLLARS ($10,909,091.00) (the “Letter of Credit”), which Letter of Credit shall (A) name Escrow Agent as beneficiary, (B) be held in escrow by Escrow Agent pursuant to the terms attached hereto as Exhibit E, (C) have an initial expiration date no earlier than thirty (30) days after the then-scheduled Closing Date, and (D) provide for automatic annual renewals unless the LOC Issuer delivers written notice of non-renewal to Seller and Escrow Agent at least sixty (60) days prior to the then-current expiration date. If such notice of non-renewal is given, Seller shall have the right to direct Escrow Agent to draw the full amount of the Letter of Credit and hold the proceeds in escrow in accordance with Exhibit E, and such draw shall not constitute a default by Purchaser under this Agreement or a termination of this Agreement (provided, however, that such proceeds shall continue to secure Purchaser’s obligations under this Agreement and shall be held and disbursed by Escrow Agent in the same manner as the Letter of Credit in accordance with Exhibit E) unless Purchaser delivers a replacement Letter of Credit from LOC Issuer to Seller at least thirty (30) days prior to such expiration with a substitute Letter of Credit meeting the requirements hereof. The Letter of Credit shall secure Purchaser’s obligations under this Agreement and shall not be released or returned except as expressly provided in this Agreement. If Purchaser fails to so deposit such Letter of Credit within such three (3) Business Day period, Seller shall have the right to terminate this Agreement upon written notice to Purchaser given within fifteen (15) days after such failure.
(b)Letter of Credit Requirements; Draw Procedures.

If at any time the LOC Issuer (x) ceases to be a federally insured financial institution, (y) is placed into receivership or conservatorship, or (z) if the LOC Issuer is not Bank of America, has its long-term unsecured debt rating downgraded below investment grade by any nationally recognized statistical rating organization, Purchaser shall, within five (5) Business Days after written notice from Seller, deliver a replacement Letter of Credit from a financial institution reasonably acceptable to Seller (or, at Purchaser’s election, cash in lieu of such replacement Letter of Credit). If Purchaser fails to timely deliver such replacement Letter of Credit or cash within such five (5) Business Day period, Seller shall have the right to direct Escrow Agent to draw the full amount of the Letter of Credit and hold the proceeds in escrow in accordance with Exhibit E, and such draw shall not constitute a default by Purchaser under this Agreement or a termination of this Agreement; provided, however, that such proceeds shall continue to secure Purchaser’s obligations under this Agreement and shall be held and disbursed by Escrow Agent in the same manner as the Letter of Credit in accordance with Exhibit E.

(i)The form of Letter of Credit being delivered in connection with the execution of this Agreement is attached hereto as Exhibit J.
(ii)Any replacement Letter of Credit shall be delivered to Seller prior to the release or termination of the existing Letter of Credit, and shall be in form and substance satisfying all requirements of this Section 2.2. Purchaser’s obligations under this Agreement and the Letter of Credit shall not be subject to any setoff, counterclaim or defense of any kind.
(iii)Upon the occurrence of a Purchaser default under Section 6.1, Seller shall be entitled to direct Escrow Agent to draw the Letter of Credit subject to and in accordance with the terms of Exhibit E.
(iv)Notwithstanding anything stated to the contrary herein, Purchaser shall have the right, at any time and from time to time, to replace the Letter of Credit (in whole or in part) with a cash deposit in the same amount delivered to Escrow Agent, and upon such delivery, Escrow Agent shall promptly return the Letter of Credit (or applicable portion thereof) to Purchaser. All references in this Agreement to the “Letter of Credit” shall be deemed to include any cash earnest money deposit delivered by Purchaser in lieu thereof or in replacement thereof pursuant to this Section 2.2, and all references to the “return” of the Letter of Credit shall be deemed to include the return of any such cash deposit, in each case, if applicable. If the Letter of Credit is replaced with cash, then such cash shall be applied to the Purchase Price at Closing.
2.3Withholding.
Purchaser shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable to any person pursuant to this Agreement or otherwise in connection with or by virtue of the transactions contemplated hereby, such amounts as are required to be deducted and withheld under any provision of federal, state, local, or foreign law. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person with respect to whom such deduction and withholding was made. Except with respect to withholding as a result of failure by Seller to provide the deliverables set forth in Section 7.2, Purchaser shall not withhold any U.S. federal taxes if Seller delivers a valid and duly executed IRS Form W-9 pursuant to Section 7.2(a)(v) and any applicable state-equivalent certificates. Purchaser shall use commercially reasonable efforts to (i) notify Seller in writing of any anticipated withholding at least five (5) Business Days prior to the making of such withholding, (ii) consult with Seller in good faith to determine whether such deduction and withholding is required under Law, and (iii) cooperate with Seller in good faith to minimize the amount of any applicable withholding to the extent permitted by Law.

III.
Inspection; Representations, Warranties and Agreements
3.1Inspection Period. This Agreement supersedes the Access Agreement in all respects, except as set forth in Section 3.2(a) hereof. Purchaser and its authorized agents and representatives shall have reasonable access to the Real Property at all reasonable times during normal business hours (or at such other times as Seller may approve in its sole but reasonable discretion) to inspect and conduct such non-invasive tests, studies, investigations and analyses reasonably required by Purchaser, subject in any event to any and all restrictions imposed by the Lease and the Tenant in accordance therewith. It is understood and agreed that a customary Phase I Environmental Site Assessment shall not be deemed an invasive study. Notwithstanding the expiration of the Inspection Period (as hereinafter defined), Purchaser shall continue to have access to the Property until the Closing Date to perform its inspections, subject to the limitations set forth in this Agreement. Purchaser shall provide at least forty-eight (48) hours’ prior written notice to Seller or such longer notice which may be required by the Lease (which may be given by e-mail) of its intention, or the intention of its agents or representatives, to enter the Real Property and Purchaser shall use reasonable efforts to schedule the inspection at a time that Seller or a representative can attend and accompany Purchaser. Purchaser shall bear the cost of all inspections, tests, investigations and analyses. At Seller’s option, Seller or its representative may be present for any inspection, test, investigation or analysis. Purchaser acknowledges that the Property is subject to a single Lease with a single Tenant, and Purchaser shall have no right to contact (except in accordance with Section 3.3(c) hereof) or disturb Tenant and all access to the Real Property shall be subject to the terms, conditions and restrictions of the Lease, [***]. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that if Tenant refuses to permit an inspection of any portion of the Property, neither Seller, Property Owner, Purchaser, nor any Representative thereof will seek to default Tenant to provide such access; provided, however, that Seller shall cause Property Owner to enforce its rights as landlord under the Lease to permit such inspection and use commercially reasonable efforts to facilitate the same. In no event shall Purchaser take any action which would constitute a breach of the Lease; provided, however, that Seller shall send any notice required by the Lease in order for Purchaser and Seller to access the Property. Notwithstanding anything to the contrary contained herein (but subject to Section 5.1(b)), by executing this Agreement, Purchaser acknowledges and agrees that (i) Purchaser has completed, to Purchaser’s satisfaction, its inspection and review of the Membership Interests, the Property Owner, and the Property, and Purchaser has been afforded a full and adequate opportunity to do so prior to the Effective Date, (ii) Purchaser’s inspection period (“Inspection Period”) has expired as of the Effective Date, and (iii) Purchaser has irrevocably waived any and all rights to terminate this Agreement or object to any matters based on the Inspection Period or any diligence conducted or to be conducted in connection therewith, and accordingly, any provisions of this Agreement relating to the Inspection Period, including any rights to deliver notices, objections or termination elections, shall be deemed satisfied or waived and of no further force or effect, except to the extent expressly stated to survive such expiration. Purchaser’s execution and delivery of this Agreement shall constitute Purchaser’s written notice of approval to proceed under this Agreement pursuant to Section 3.4 hereof, and Purchaser shall be deemed to have elected to proceed to Closing, in each case subject to the terms and conditions set forth herein (including, without limitation, Section 5.1(b))..

3.2Document Review.

(a)Documents. Seller shall deliver or cause to be delivered, on or prior to three (3) days after the Effective Date, to Purchaser copies of all of Property Owner’s Organizational Documents, including its certificate of formation and limited liability company agreement (collectively, the “Organizational Documents”), a true, correct, and complete copy of the Lease, all material documents, reports, records, or written notices (which may include e-mails to the extent such e-mails constitute formal notices delivered pursuant to the Lease or material written communications from governmental authorities or Tenant, but which expressly excludes routine correspondence) from governmental authorities or Tenant, surveys, title policies, all Contracts, and all other written materials relating to the Property, and such other documents and information related to the Membership Interests, Property Owner and the Property as may be reasonably requested by Purchaser on or prior to the Effective Date (collectively, the “Documents”), which are in Seller’s or Property Owner’s actual possession or reasonable control. Purchaser acknowledges that many of the Documents were prepared by third parties other than Seller or Property Owner. After such date, Seller shall promptly make available for review by Purchaser any additional Documents that are or become in the possession of Seller and/or any information regarding a changed Seller’s Representation. Purchaser hereby acknowledges and agrees that (A) Seller makes no representation or warranty regarding the Documents, except to the extent expressly set forth herein, and (B) Seller shall have no obligation to create any document not already in existence.
(b)Confidentiality. Sections 2 and 12 of the Access Agreement shall remain in full force and effect and are hereby incorporated herein by reference; provided, that all other provisions of the Access Agreement are superseded by this Agreement. The Access Agreement shall govern the confidentiality of information exchanged in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Section 3.2, (i) the existence and terms of this Agreement, the transactions contemplated hereby and all Documents shall be deemed “Proprietary Information” under the Access Agreement, (ii) neither Purchaser nor Seller shall issue any press release or other public announcement regarding this Agreement or the transactions contemplated hereby without the other’s prior written consent, which may be granted or withheld in such party’s sole discretion, and (iii) Seller may disclose Confidential Information to its Affiliates (including the parties to the Companion Contracts (as hereinafter defined)) and their respective representatives in connection with the simultaneous consummation of the transactions contemplated hereby and the Companion Contracts so long as such recipients agree to be bound by the confidentiality restrictions in the Access Agreement and herein. In the event of any inconsistency between this Section and the Access Agreement, the provision affording greater protection to the disclosing party shall control.
(c)Return of Documents. Purchaser shall, upon Seller’s written request, (i) subject to Purchaser’s corporate document retention policies, return all of the Documents, and any and all copies Purchaser has made of the Documents, and (ii) provide to Seller all copies of any final, written studies, reports or test results obtained by Purchaser from third parties in connection with its inspection of the Property without any representation or warranty as to the accuracy or completeness thereof (collectively, “Purchaser’s Information”), in each case promptly following the termination of this Agreement for any reason; provided, however, that the Purchaser’s Information shall not include internal analyses or assessments, financial projections, attorney work product, or similar proprietary information. The agreements set forth in this Section 3.2(c) shall survive the termination of this Agreement for a period of one (1) year.
(d)No Representation or Warranty by Seller. Purchaser hereby acknowledges that, other than as expressly set forth in the Seller’s Representations, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Documents or the source(s) thereof. Except as expressly set forth in the Seller’s Representations, Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Documents and is providing the Documents solely as an accommodation to Purchaser.

3.3Inspection Obligations.

Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Documents, Purchaser and its agents and representatives shall: (i) not unreasonably disturb Seller, Property Owner, any owner of any adjoining property or Tenant or unreasonably interfere with their use of the Property; (ii) not unreasonably interfere with the operation and maintenance of the Property; (iii) not damage any part of the Property or any personal property owned or held by Seller, Property Owner, Tenant or any third party; (iv) not breach any provision of the Lease and shall comply with all security and access protocols of Tenant; (v) not injure or otherwise cause bodily harm to Seller, Property Owner or their respective agents, guests, invitees, contractors or employees or Tenant or any of their guests or invitees; (vi) maintain the insurance required under Section 1(c) of the Access Agreement and deliver to Seller a certificate of insurance evidencing the same; (vii) promptly pay when due the costs of all tests, investigations, and examinations done by Purchaser or on Purchaser’s behalf with regard to the Property; (viii) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; and (ix) fully restore the Land and the Improvements to substantially the same condition in which the same was found before any such inspection or tests were undertaken; provided, however, that in no event shall Purchaser be liable for or obligated to undertake any restoration to the extent that any damage is caused by Seller, Property Owner, Tenant, or any other occupants at the Property, or its or their employees, agents, representatives, invitees or contractors, or the result of their gross negligence or willful misconduct; provided, further, that Purchaser shall not be liable for the mere discovery of any pre-existing conditions on or about the Property, except to the extent any such pre-existing conditions are exacerbated by Purchaser or Purchaser’s Representatives and, in such case, to the extent of such exacerbation. Purchaser shall not perform any intrusive or destructive testing, drilling or boring for environmental purposes or otherwise, without (A) submitting to Seller the scope and inspections for such testing; and (B) obtaining the prior written consent of Seller for such testing, which consent Seller may withhold in its sole discretion. If such testing, drilling or boring is consented to by Seller and undertaken, then Purchaser shall, at Purchaser’s expense, promptly restore such Property to substantially the same condition existing prior to such testing, drilling or boring (subject to the provisos of the immediately-preceding sentence). The agreements set forth in this Section 3.3(a) shall survive the termination of this Agreement.
(e)Purchaser’s Agreement to Indemnify. PURCHASER HEREBY INDEMNIFIES AND AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER, PROPERTY OWNER AND ALL OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, AND EMPLOYEES (THE “SELLER PARTIES”) HARMLESS FROM AND AGAINST ANY AND ALL LOSSES SUFFERED BY THE SELLER PARTIES AS A RESULT OF, OR RELATING IN ANY WAY TO: (I) A BREACH BY PURCHASER OF THIS AGREEMENT, (II) ANY LIENS CLAIMED OR FILED THAT COULD IMPACT SELLER, PROPERTY OWNER, THE PROPERTY, OR PROPERTY OWNER’S INTEREST IN THE PROPERTY, AND CAUSED BY THE ACTIONS OR INACTIONS OF PURCHASER OR PURCHASER’S AGENTS, (III) DAMAGE TO PROPERTY OR INJURY OR DEATH TO PERSONS ARISING OUT OF ANY ACT OR OMISSION OF PURCHASER OR PURCHASER’S AGENTS, OR
(IV) TO THE EXTENT ARISING FROM PURCHASER’S INVESTIGATIONS AND/OR PURCHASER’S ENTRY ONTO THE PROPERTY, INCLUDING BUT NOT LIMITED TO REASONABLE ATTORNEYS’ FEES AND COSTS, BUT EXCLUDING (X) ANY MATTERS RELATING TO THE MERE DISCOVERY OF PRE-EXISTING CONDITIONS ON THE PROPERTY, EXCEPT TO THE EXTENT ANY SUCH PRE-EXISTING CONDITIONS ARE EXACERBATED BY PURCHASER OR PURCHASER’S REPRESENTATIVES, AND, IN SUCH CASE, TO THE EXTENT OF THE EXACERBATION, (Y) ANY DAMAGE OR LOSSES CAUSED BY SELLER, PROPERTY

OWNER, TENANT, OR ANY OTHER OCCUPANTS AT THE PROPERTY, OR ITS OR THEIR EMPLOYEES, AGENTS, REPRESENTATIVES, INVITEES OR CONTRACTORS, AND (Z) ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, PROPERTY OWNER, TENANT, OR ANY OTHER OCCUPANTS OF THE PROPERTY, OR ITS OR THEIR EMPLOYEES, AGENTS, REPRESENTATIVES, INVITEES OR CONTRACTORS. THIS SUBPARAGRAPH (B) SHALL SURVIVE THE TERMINATION AND/OR EXPIRATION OF THIS AGREEMENT.
(f)Interviews. Purchaser shall not communicate or interact directly or indirectly with any tenant or prospective tenant of the Property or any other persons or entities that are parties to instruments or agreements with Seller’s or Seller’s representatives concerning the Property, any neighboring property owners or any government bodies or officials concerning the Property without providing Seller at least forty-eight (48) hours’ advance notice. If such contact is with government bodies or officials concerning zoning, then Seller shall have the opportunity to participate in such communications and interviews; provided, however, that so long as Purchaser provides such notice as aforesaid, such participation shall not be a prerequisite. Otherwise, the consent of Seller shall be required for any such contact, which may be withheld in Seller’s sole and absolute discretion. Seller shall provide Purchaser reasonable assistance in facilitating any interviews permitted hereunder.
(g)Tenant Confidentiality Requirements. Purchaser acknowledges and agrees that, if requested by Tenant [***], Purchaser shall promptly execute and deliver a confidentiality and non-disclosure agreement [***] as a condition to receiving any confidential information of Tenant or accessing portions of the Property.

3.4Right of Termination. If, during the Inspection Period, Purchaser shall, for any reason or for no reason, in Purchaser’s sole discretion, be dissatisfied with any aspect of the Membership Interests, the Property Owner or the Property, Purchaser shall be entitled to terminate this Agreement by giving written notice to Seller at or before 11:59 p.m. Eastern Time on the last day of the Inspection Period, whereupon, after the return of the Letter of Credit as hereinafter provided, all of the provisions of this Agreement shall terminate and neither party shall have any further liabilities or obligations to the other party, other than those provisions and obligations which expressly survive termination. Upon such termination, notwithstanding anything to the contrary contained herein, neither Seller nor Purchaser shall have any further obligation or Liability to the other hereunder, other than those obligations and liabilities which expressly survive termination, and the Letter of Credit shall be promptly returned by the Escrow Agent to Purchaser; provided, that the sum of ONE HUNDRED AND NO/100 DOLLARS ($100.00) shall in all events be non-refundable and delivered to Seller in consideration for the execution of this Agreement and the Inspection Period.
3.5“AS IS”.
(a)EXCEPT FOR THE EXPRESS OBLIGATIONS (AS HEREINAFTER DEFINED), THE MEMBERSHIP INTERESTS AND THE PROPERTY OWNED BY THE PROPERTY OWNER ARE BEING SOLD IN AN “AS IS, WHERE IS” CONDITION AND “WITH ALL FAULTS” AS OF THE DATE OF THIS AGREEMENT AND OF CLOSING. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT AND IN ANY DOCUMENT EXECUTED BY SELLER IN CONNECTION WITH THIS AGREEMENT (COLLECTIVELY, THE “EXPRESS OBLIGATIONS”)), NO REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE OR ARE MADE AND NO RESPONSIBILITY OR LIABILITY HAS BEEN OR IS ASSUMED BY SELLER OR BY ANY MEMBER, PARTNER, OFFICER,

DIRECTOR, MANAGER, EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER AS TO (I) THE CONDITION OR STATE OF REPAIR OF THE PROPERTY; (II) THE COMPLIANCE OR NON-COMPLIANCE OF THE PROPERTY WITH ANY APPLICABLE LAWS, REGULATIONS OR ORDINANCES (INCLUDING, WITHOUT LIMITATION, ANY APPLICABLE ZONING, BUILDING OR DEVELOPMENT CODES OR APPLICABLE ENVIRONMENTAL LAWS); (III) THE VALUE, EXPENSE OF OPERATION, OR INCOME POTENTIAL OF THE MEMBERSHIP INTERESTS, THE PROPERTY OWNER OR THE PROPERTY; (IV) THE CREDIT-WORTHINESS OF ANY TENANT, VENDOR OR OTHER PERSON OR ENTITY; (V) ANY OTHER FACT OR CONDITION WHICH HAS OR MIGHT AFFECT THE MEMBERSHIP INTERESTS, THE PROPERTY OWNER, THE TENANT OR THE PROPERTY OR THE CONDITION, STATE OF REPAIR, COMPLIANCE, VALUE, EXPENSE OF OPERATION OR INCOME POTENTIAL THEREOF; OR (VI) WHETHER THE PROPERTY CONTAINS ASBESTOS OR HARMFUL OR TOXIC SUBSTANCES OR PERTAINING TO THE EXTENT, LOCATION OR NATURE OF ANY SUCH SUBSTANCES.
(b)THE PARTIES AGREE THAT ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE MADE BETWEEN THEM OR THEIR RESPECTIVE AGENTS OR REPRESENTATIVES ARE MERGED IN THIS AGREEMENT AND THE EXHIBITS HERETO ANNEXED, WHICH ALONE FULLY AND COMPLETELY EXPRESS THEIR AGREEMENT, AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO AFTER FULL INVESTIGATION, OR WITH THE PARTIES SATISFIED WITH THE OPPORTUNITY AFFORDED FOR FULL INVESTIGATION, AND PURCHASER ACKNOWLEDGES THAT IT IS NOT RELYING UPON ANY STATEMENT OR REPRESENTATION OF SELLER OR ITS REPRESENTATIVES EXCEPT FOR THE EXPRESS OBLIGATIONS.

(c)TO THE EXTENT THAT SELLER HAS PROVIDED TO PURCHASER ANY SURVEYS, TITLE COMMITMENTS, INSPECTION, ENGINEERING OR ENVIRONMENTAL REPORTS (INCLUDING REPORTS CONCERNING ASBESTOS OR HARMFUL OR TOXIC SUBSTANCES, OR ANY OTHER MATERIALS, INFORMATION OR DATA IN CONNECTION WITH PURCHASER’S INSPECTION OF THE MEMBERSHIP INTERESTS, THE PROPERTY OWNER OR THE PROPERTY) OR ANY OTHER REPORTS OR DOCUMENTS, EXCEPT FOR THE EXPRESS OBLIGATIONS, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ACCURACY OR COMPLETENESS, METHODOLOGY OF PREPARATION OR OTHERWISE CONCERNING THE CONTENTS OF SUCH REPORTS, MATERIALS, INFORMATION AND DATA. PURCHASER ACKNOWLEDGES THAT ANY SUCH REPORTS, MATERIALS, INFORMATION AND DATA MADE AVAILABLE TO PURCHASER ARE MADE AVAILABLE AS A CONVENIENCE AND AN ACCOMMODATION ONLY, AND THAT SELLER HAS REQUESTED PURCHASER TO INSPECT FULLY THE MEMBERSHIP INTERESTS, THE PROPERTY OWNER AND THE PROPERTY AND INVESTIGATE ALL MATTERS RELEVANT THERETO AND TO RELY SOLELY UPON THE RESULTS OF PURCHASER’S OWN INSPECTIONS OR OTHER INFORMATION OBTAINED OR OTHERWISE AVAILABLE TO PURCHASER.
(d)EXCEPT FOR BREACHES OF THE EXPRESS OBLIGATIONS, PURCHASER AS OF THE CLOSING DATE FOREVER AND UNCONDITIONALLY WAIVES, RELEASES AND DISCHARGES SELLER AND ITS AFFILIATES FROM ANY PRESENT OR FUTURE CLAIMS, INCLUDING DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES (INCLUDING ATTORNEYS’ FEES AND COSTS) ARISING FROM OR RELATING TO THE CONDITION, OPERATION OR ECONOMIC PERFORMANCE OF THE MEMBERSHIP INTERESTS, THE PROPERTY OWNER, THE LEASE OR THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR ALLEGED PRESENCE OF ASBESTOS OR

HAZARDOUS OR TOXIC SUBSTANCES IN, ON, UNDER OR ABOUT THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS UNDER OR ON ACCOUNT OF (I) THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, AND SIMILAR STATE STATUTES, AND ANY REGULATIONS PROMULGATED THEREUNDER; OR (II) ANY OTHER SIMILAR FEDERAL, STATE OR LOCAL LAW, ORDINANCE, RULE OR REGULATION OR COMMON LAW RELATING TO ENVIRONMENTAL MATTERS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN.
(e)THE TERMS AND PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING HEREUNDER AND SHALL NOT MERGE WITH ANY CLOSING DOCUMENTS.
3.6Seller’s Representations and Warranties.    Seller hereby represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, as follows:
Seller Power and Authority. Seller has all requisite power and authority to execute this Agreement, the Closing Documents, and any other documents required to be executed and delivered by Seller pursuant to this Agreement, and all consents required under Seller’s organizational documents (x) have been obtained as of the date hereof with respect to the execution of this Agreement, and (y) have been obtained as of the date hereof or will be obtained on or prior to Closing with respect to the closing of the transactions contemplated by this Agreement. The individual(s) signing this Agreement and all other documents executed or to be executed pursuant to this Agreement on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto. This Agreement and all documents to be delivered in connection herewith constitute the legal, valid, and binding obligation of Seller, enforceable by Seller in accordance with their terms. The execution and delivery of this Agreement by Seller and the consummation by Seller and Property Owner of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, decree, regulation, or ruling of any court or Governmental Authority applicable to Seller; or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller or Property Owner.
(f)Property Owner Power and Authority. Schedule 3(b) attached hereto is a true, correct, and complete list of each document pursuant to which Property Owner is organized and governed ("Property Owner’s Organizational Documents"). The Property Owner’s Organizational Documents are in full force and effect, and Seller has provided Purchaser with true, correct and complete copies of all of the Property Owner’s Organizational Documents. All consents required under the Property Owner’s Organizational Documents have been obtained (or on or prior to Closing will have been obtained) in order to effectuate the transactions contemplated by this Agreement. No default exists under any of the Property Owner Organizational Documents. There are no issued or outstanding equity interests of or in Property Owner, except as expressly identified in the Property Owner Organizational Documents. There is no agreement obligating either Property Owner to issue, sell, or otherwise cause to become outstanding any
(1) outstanding options, rights of first offer, rights of first refusal, warrants, purchase rights, subscription rights, conversion rights, exchange rights, securities, or other equity or ownership interests of or in Property Owner; (2) outstanding or authorized equity appreciation rights, phantom shares, profits interests, or other equity participation, interest in the ownership or earnings of either Property Owner or other equity equivalent or equity-based award or rights or similar rights in each such Property Owner, or other contracts relating to the capital and equity interests of Property Owner other than the Property Owner Organizational Documents for the applicable Property Owner; and/or (3) contracts relating to the registration or voting of any equity interests of Property Owner other than the Property Owner Organizational Documents.
(g)Organization. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of its formation. Property Owner is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of its formation and is qualified to transact business in the jurisdiction in which the Property is located.
(h)Membership Interests. Seller is the record and beneficial owner of all of the Membership Interests and has good and valid title to such Membership Interests, and, as of the Closing, the Membership Interests will be free from any and all liens, charges, claims, options, pledges, rights of other parties, voting trusts, proxies, stockholder and/or similar agreements, encumbrances, security interests, and/or restrictions of any nature whatsoever created by, through, or under Seller, other than (x) restrictions arising under applicable federal and state securities laws and (y) any liens, encumbrances, or restrictions created by, through, or under Purchaser. Seller has the right, authority and power to sell, assign and transfer the Membership Interests to Purchaser. The Membership Interests are not certificated. Subject to Purchaser’s compliance with Section 6.6 hereof, upon the delivery to Purchaser of the Assignment and Assumption of Membership Interests at Closing, Purchaser shall acquire title to the Membership Interests. All of the Membership Interests were issued in a manner that is exempt from registration under applicable state and federal securities laws.
(i)No Subsidiaries; Assets; Activities.
Seller: (1) does not have any subsidiary entities other than Property Owner; (2) does not own, and has not in the past owned, directly or indirectly, any capital stock or other equity, ownership, proprietary, or voting interest in, or any loan or other securities of, any person or entity, other than the Membership Interests; and (3) has not engaged in any activity or business other than the ownership of the Membership Interests and activities incidental thereto. Seller's sole assets are cash deposits, the Membership Interests, and assets incidental to the ownership and management of the Membership Interests, and Seller has never directly owned any real property, Improvements, or other real property interests other than, if applicable, through Property Owner.

(i)Property Owner: (1) does not have any subsidiary entities; (2) does not own, and has not in the past owned, directly or indirectly, any capital stock or other equity, ownership, proprietary, or voting interest in, or any loan or other securities of, any person or entity; (3) has not engaged in any activity or business other than the acquisition, ownership, operation, use, repair, maintenance, improvement, development, construction, management, leasing, financing, or occupancy of its interest in the Property; and (4) does not lease any personal property. Property Owner's sole asset is the Property and assets incidental to the ownership and operation of the Property, and Property Owner has never owned any real property other than the Land described on Exhibit A and the Improvements and other real property interests described in Section 1.1.
(j)Financial Statements.
(i)True, correct, and complete copies of the unaudited balance sheets and related statements of income and statements of cash flows for the years ended December 31, 2025 for Property Owner, and copies of Property Owner’s unaudited balance sheet and related statement of income for the twelve (12) months ended December 31, 2025 (collectively, “Financial Statements”) have been delivered to Purchaser.

(ii)The Financial Statements have been prepared: (1) from and in accordance with the applicable books and records; and (2) except as set forth on Schedule 3(f), in accordance with United States generally accepted accounting principles (“GAAP”), and presents fairly in all material respects the financial condition of Property Owner as of the date referred to therein, subject to: (y) the absence of footnote disclosures and other presentation items; and (z) changes resulting from normal year-end adjustments which are not material.
(k)Material Debt and Assets. Each of Seller and Property Owner has incurred no material debt that remains outstanding other than (i) those set forth in the Financial Statements; (ii) those incurred in the ordinary course of business and not required to be set forth in the Financial Statements; (iii) those incurred in the ordinary course of business since December 31, 2025, (iv) those that are being prorated or paid-off in accordance with the terms of this Agreement, and (v) those otherwise disclosed in the Documents or any other materials provided by Seller to Purchaser. Seller has no material assets other than its interest in Property Owner. Property Owner has no material assets other than its ownership of the Property. Neither Seller nor Property Owner has any debts, liabilities, or obligations, in each case, of the type that would be required to be reflected as liabilities on the face of a balance sheet prepared in accordance with United States generally accepted accounting principles, other than debts, liabilities, or obligations: (A) reflected on the Financial Statements; (B) incurred in the ordinary course of Property Owner’s business consistent with past practices that, in the aggregate, would not have a material and adverse effect on Seller, Property Owner, or the Property; (C) that Seller is obligated to pay pursuant to this Agreement prior to Closing, including the terms hereof with respect to Mandatory Cure Items; and (D) under and in accordance with the Lease, the Contracts, the Project Agreements, any liability relating to those documents, agreements, and/or obligations set forth in the Permitted Exceptions, and any debts, liabilities, and/or obligations expressly disclosed in this Agreement and/or the Schedules.
Lease. A true, correct and complete (in all material respects) electronic copy of the Lease (including all amendments, extensions and modifications thereto and guaranties thereof) has been made available to Purchaser, and a true, correct, and complete description of the Lease is attached hereto in Schedule 3(h)(i). The Lease is in full force and effect. Except for the Lease, there are no leases, sublease, rental agreements, license agreements or other occupancy agreements affecting the Property, and there are no tenants or other occupants having any right or claim to possession or use of the Property other than Tenant. The rents under the Lease are being billed on a current basis; no party under the Lease has paid rent or other amounts more than one (1) month in advance; and no party under the Lease is in arrears in any of its rental or other payment obligations thereunder. There are no pending or threatened audits of operating cost pass-throughs, operating expenses or percentage rent with respect to the Lease of which Seller has received written notice. There have been no written notices of default delivered or received by Seller or Property Owner to or from any counterparties under the Lease, and, to Seller’s actual knowledge, there are no facts that, with the giving of notice, the passage of time, or both, could reasonably be expected to lead to a default thereunder. Schedule 3(h)(ii) contains a true, correct, and complete list of all Leasing Costs (as hereinafter defined) not yet paid by Seller or Property Owner as of the Effective Date (which Schedule 3(h)(ii) shall be updated as of the Closing Date), but due and payable now or may be due and payable in the future under or in connection with the Lease. Except as disclosed on Schedule 3(h)(iii), there is no outstanding improvement work required of the landlord under the Lease (including, without limitation, any work letters attached to or entered into in connection with the Lease) (“Landlord Work”) [***] provided, however, that is understood that “Landlord Work” shall expressly exclude [***] and [***] shall continue to be performed following the Closing pursuant to the Lease, the Contracts, and/or the Transition Services Agreement (as hereinafter defined) to the extent agreed upon by Seller and Purchaser at or prior to Closing, which Transition Services Agreement shall govern, without limitation the transition of property management responsibilities and the continuation of any [***]

following the Closing. Tenant has accepted possession of all of its leased premises, [***]. Other than as set forth in Schedule 3(h)(iv), no consent is required under the Contracts or Project Agreements with respect to the transactions contemplated by this Agreement. There are no security deposits or letters of credit required under or held in connection with the Lease. “Leasing Costs” means (i) leasing and brokerage commissions, (ii) the cost of any outstanding Landlord Work, and (iii) tenant improvement allowances, free rent, service level credits, rent credits, rent abatement, lease buyout costs, moving allowances, rent concessions, and similar tenant inducements and concessions, including any conversion of such allowances to free rent or any rent abatements (to the extent not duplicative of the foregoing).
(l)Contracts and Project Agreements. Schedule 3(i)(i) sets forth a true, correct, and complete list of all the Contracts and Project Agreements to which Property Owner is a party, to which Seller is a party to the extent the same affect the Property, or which otherwise encumber any portion of the Property. Each Contract and Project Agreement is in full force and effect; neither Seller nor Property Owner has given or received written notice of any default by Property Owner under any Contract or Project Agreement that remains uncured, and, to Seller’s actual knowledge, there are no facts or circumstances that could reasonably be expected to result in any defaults thereunder. Seller has provided to Purchaser true, correct and complete copies of the Contracts and Project Agreements. To Seller’s actual knowledge, there are no unfulfilled obligations of Seller or Property Owner under the Project Agreements (including, without limitation, any payment or donation obligations or any job creation requirements). Property Owner has timely submitted to the appropriate parties all reports and certifications required under the MOU, made Capital Investments (as defined in the MOU) of at least $150,000,000 as of the date hereof, and is on schedule to create and Maintain (as defined in the MOU) at least fifty (50) New Jobs (as defined in the MOU) by June 30, 2027. Other than as set forth in Schedule 3(i)(ii), no consent is required under the Contracts or Project Agreements with respect to the transactions contemplated by this Agreement.
Litigation. There is no action, suit, litigation or proceeding to which Seller or Property Owner is a party pending or being prosecuted in any court or before any federal, state, county or municipal department, commission, bureau, agency or other governmental instrumentality which concerns or involves the Property Owner, the Property, or the transaction contemplated by this Agreement. Neither Seller nor Property Owner has received any written notice of any threatened or pending special assessment, rezoning or moratorium affecting the Property, or any portion thereof, nor to Seller’s actual knowledge is any such action presently contemplated.
(m)No Condemnation. Except as disclosed on Schedule 3(k) attached hereto, neither Seller nor Property Owner has received any written notice of any pending or threatened, condemnation, expropriation, eminent domain, zoning or similar proceedings or litigation affecting all or any portion of the Property.
(n)Foreign Person. Neither Seller nor Property Owner is a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.
(o)Bankruptcy. None of Seller or Property Owner has (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (C) suffered the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official to take possession of all, or substantially all of Seller’s assets, which remains pending, or (D) suffered the attachment or other judicial seizure of all, or substantially all of Seller’s assets, which remains pending.

(p)Employees; Union Contracts; ERISA. The Property Owner does not and has never had any employees. There are no union or employment contracts, collective bargaining agreements, union contracts, pension plans, benefit plans or similar agreements (written or oral) affecting the Property or to which Seller or Property Owner is a party. Purchaser is and will not be obligated to hire or retain any employees of Seller, Property Owner, or Seller’s or Property Owner’s property manager(s). Neither Seller nor Property Owner is an employee benefit plan as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 ("ERISA"), which is subject to Title I of ERISA, or a "Plan" as defined in Section 4975 of the Code. The assets of Seller and Property Owner do not constitute "plan assets" of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code. Neither Seller nor Property Owner is a "governmental plan" within the meaning of Section 3(32) of ERISA, and the assets of Seller and Property Owner do not constitute plan assets of one or more such plans. The transactions herein by or with Seller and/or Property Owner are not in violation of state statutes applicable to Seller or Property Owner regulating investments of and fiduciary obligations with respect to governmental plans.
(q)Books and Records. The minute books of Property Owner, as delivered or made available to Purchaser as of the Effective Date, are true, correct and complete copies of such minute books.
(r)Tax Proceedings. Except as set forth on Schedule 3(p), Seller has not commenced any tax assessment protest or reduction proceedings with respect to the Land and Improvements.
(s)Environmental. Except as disclosed in Schedule 3(q) or as would not result in material liability of Property Owner or, with respect to the Real Property, Seller: (a) neither Seller nor Property Owner has received any written notice from any Governmental Authority or other Person regarding any violation of or liability under any Environmental Laws, (b) neither Seller nor Property Owner is a party to any Action, lawsuit or similar proceeding pertaining to any actual or alleged violation of or liability under Environmental Laws, (c) during the three years prior to the date hereof, Property Owner, and with respect to the Real Property, Seller, has complied with all applicable Environmental Laws in all material respects, which compliance includes and has included obtaining, maintaining and complying in all material respects with all permits, licenses or approvals required pursuant to applicable Environmental Laws, (d) during the three years prior to the date hereof, Seller, Property Owner, and the owners and operators of Buildings 2, 4, and 5 have complied (and are in compliance with) the Existing Air Permit; and
(e) there has been no release, disposal or arrangement for disposal, treatment, storage, or exposure of any Person to, or contamination by any Hazardous Materials caused by or on behalf of Seller or Property Owner, in each case at the Real Property or otherwise by or on behalf of Property Owner so as to give rise to any material liability of Property Owner or, with respect to the Real Property, Seller. Seller and Property Owner have provided to Purchaser copies of all environmental reports, audits, and assessments (including Phase I or Phase II environmental site assessments, wetlands surveys or endangered species surveys) relating to Property Owner or the Real Property in their possession or reasonable control.
(t)Taxes.
(i)All income and other material Tax Returns (defined below) which are or will be required to be filed by or on behalf of Seller or Property Owner on or before the Closing Date (taking into account any applicable extensions) have been or will be timely filed on or before the applicable filing deadline (including any extensions of time to file), and all such Tax Returns are or will be true, correct and complete in all material respects.

(ii)Seller and/or Property Owner may be the beneficiary of extensions of time within which to file Tax Returns.
(iii)All material Taxes imposed on Seller and Property Owner which are due and owing (whether or not shown or required to be shown on any Tax Return) on or before the Closing Date have been or will be timely paid prior to the Closing Date.
(iv)There are no liens on any of the assets of Seller or Property Owner that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.
(v)Except as set forth in Schedule 4, there are no pending or, to the knowledge of Seller, threatened audits, assessments or claims from a governmental entity or tax authority for deficiencies of Taxes against Seller or Property Owner or any of their assets, operations or activities.
(vi)Neither Seller nor Property Owner is a party to or bound by any Tax allocation, Tax reimbursement, Tax protection or Tax sharing agreement.
(vii)Neither Seller nor Property Owner has any liabilities for the Taxes owing by any other person or entity under applicable Law, as a transferee or successor, by contract or otherwise.
(viii)To Seller’s knowledge, no claim has ever been made by a tax authority in a jurisdiction where Property Owner does not file a Tax Return that Property Owner is or may be subject to taxation by that jurisdiction, and, to Seller’s knowledge, there is no basis for the assertion of any such claim.
(ix)Property Owner has not made any election related to pass-through entity Taxes under any state or local Tax Law.
(x)Property Owner has been properly treated at all times since its formation as a disregarded entity from Seller for U.S. federal (and applicable state and local) income Tax purposes.
(u)Data Center Representations.
As of the Effective Date, each of the critical data center systems owned by Property Owner and located at the Property and necessary for Property Owner to operate and maintain the Property as required under the Lease (collectively, the "Critical Systems") are, to Seller’s actual knowledge, in good working order and operating condition in all material respects, subject to ordinary wear and tear, including without limitation: (i) electrical power distribution systems; (ii) gas, water, and sewer systems,
(iii) cooling, humidity, and HVAC systems; (iv) fire detection and suppression systems; (v) building management systems and data center infrastructure management systems; and (vi) physical security systems, including access control.
(i)Schedule 3(s)(ii) attached hereto sets forth, (i) the total power availability for the Property, (ii) redundancy configuration and current utilization of deployed uninterruptible power supply (UPS), (iii) a description of the power and mechanical systems (including HVAC and cooling systems), and (iv) the number and capacity of each backup generator, all of which are owned by Property Owner and included as part of the Property hereunder.

(ii)Schedule 3(s)(iii) attached hereto sets forth a complete list and description of any power outages, failures, breakdowns or continuous periods of substandard service, and network service unavailability (each, an “Outage”) for which Tenant has asserted in writing any right to service credits, abatements, termination rights, refunds, discounted fees, payments or other material remedies under the Lease, and all material credits, refunds or other cash payments actually made in connection therewith.
(iii)Property Owner maintains an access log and digital video recording system at the Property as required under the Lease.
(iv)To Seller’s actual knowledge, Seller and Property Owner have not received written notice from Tenant alleging that the emergency power systems required to be maintained by Property Owner under the Lease are not being maintained in accordance with the Lease.
(v)Neither Seller nor Property Owner has received from Tenant written notice of (i) [***], or (ii) any defects in the construction of the Property that remain uncured.
(v)Development Obligations. There are no written agreements, commitments or proffers with governmental authorities, utility companies, school board, church or other religious body, or with other organization, group, party, or individual entered into by Seller or Property Owner or by any other party which affect the Property, or any portion thereof, including, without limitation, to make any contribution of money or dedication of land or to construct, install, or maintain any improvements of a public or private nature on or off the Property (collectively, “Development Obligations”), except as disclosed in the Documents, the Permitted Exceptions or the Schedules. To Seller’s actual knowledge, no governmental authorities or other entity described in this subpart has imposed any requirement that any developer of the Property pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with any development of the Property or any part thereof.
Violation of Law. Neither Seller nor Property Owner has received written notice from any governmental authority or Tenant of any violation of any federal, state, county or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof (including the conduct of business operations thereon), or affecting the Membership Interests, which violation remains unresolved. Seller has not received written notice from any declarant, association or other person or entity having governing or approval rights under any declaration of covenants, conditions and restrictions, reciprocal easement or similar instrument governing or affecting the use, operation, maintenance, management or improvement of the Property alleging a violation of such declaration of covenants, conditions and restrictions, reciprocal easement or similar instrument.

(w)[***]

(x)Insurance. Neither Seller nor Property Owner has received written notice from an insurance company regarding any defect or condition that is claimed by such insurance company to adversely affect Seller's or Property Owner's ability to place or maintain casualty or liability insurance on the Property.
(y)Mechanics' and Materialmen's Liens. Except as set forth on Schedule 3(x), there are no outstanding bills or claims for labor or materials furnished to the Property, and at Closing there will be no mechanics' or materialmen's liens (whether perfected or not) on the Property as a result of work contracted for by Seller, Property Owner, or Manager prior to Closing.
(z)Assessments; Entitlements. Except as set forth on Schedule 3(y), there are no existing, pending, or, to Seller’s actual knowledge, threatened special assessments, liens, or similar charges against Property Owner or the Property arising out of construction or subsequent work. All material certificates, permits, licenses, authorizations, entitlements, variances, and approvals necessary for the ownership, occupancy, and operation of the Property for its intended use have been obtained and are in full force and effect, and neither Seller nor Property Owner has received notice of any intention on the part of the issuing authority to cancel, suspend or modify any of the same or institute proceedings to effect such a cancellation, suspension or modification thereof.
(aa)Project Plans. To Seller’s actual knowledge, except for field changes, shop drawings, change orders, and other approved changes that were implemented during the course of construction of the Property, all construction on the Property which was performed during Property Owner's period of ownership was performed and completed substantially in accordance with the plans, drawings, or specifications prepared for Property Owner and provided to Purchaser. There are no disputes or claims pending or, to Seller’s actual knowledge, threatened in writing under or with respect to any such plans or the work performed pursuant thereto or under any existing warranty related thereto.
(aa) Bank Accounts. Except as provided on Schedule 3(aa), neither Seller nor Property Owner has any account or safe deposit box at any bank or financial institution.
(bb) Ownership of Property. None of Seller or any of Seller's Affiliates (other than Property Owner), Manager, or any other manager of the Property owns or leases any real property, personal property, or any other property or assets, or is a party to any contract or agreement, or is the holder of any permit or license, that is necessary, required, or otherwise used in connection with the ownership, operation, leasing, or maintenance of the Property or any portion thereof in the manner that such portion of the Property is currently owned, operated, leased, and maintained. No portion of the Property is owned by or in the possession of any person or entity, other than Property Owner or pursuant to the Lease and the Contracts.

(cc) OFAC. Neither Seller nor Property Owner nor any of their directors, officers, employees, brokers, agents, or other persons acting on their behalf (“Seller’s Related Persons”), in each case acting in their capacity as such and in furtherance of this Agreement or its subject matter, has engaged in any dealings or transactions (i) in contravention of any U.S. international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. Section 1 et seq., as amended), or any foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Seller represents and warrants to, and covenants with Purchaser that (i) neither Seller nor Property Owner nor any of the Seller’s Related Persons, in each case acting in their capacity as such and in furtherance of this Agreement or its subject matter, currently is, or shall be at any time during the term hereof, in violation of any Anti-Terrorism Laws (as hereinafter defined), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons, and/or the USA Patriot Act; (ii) neither Seller nor Property Owner nor any of the Seller’s Related Persons is or shall be during the term hereof a Prohibited Person; and (iii)

Seller and Property Owner have taken appropriate steps to understand their legal obligations under the Anti-Terrorism Laws and have implemented appropriate procedures to assure its continued compliance with such laws. Seller hereby agrees to defend, indemnify, and hold harmless Purchaser, its officers, directors, agents and employees, from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representations, warranties and covenants. If at any time this representation becomes false in any material respect, then it shall be considered a default under this Agreement and Purchaser shall have the right to exercise all of the remedies set forth in this Agreement in the event of a default. Unless otherwise disclosed to Purchaser in writing, neither Seller nor Property Owner nor any Affiliate of or principal in Seller or Property Owner is other than a citizen of, or partnership, corporation or other form of legal person domesticated in, the United States of America.
(dd) Transmission Line Project. Seller has informed Purchaser of the material information actually known to Seller, as of the Effective Date, regarding Dominion Energy’s plan to install a 500/230kV transmission line that may affect the Property (the “Transmission Line Project”). Seller makes no representation or warranty as to the accuracy or completeness of any information provided by Dominion Energy or any other third party regarding the Transmission Line Project.
3.7Certain Limitations on Seller’s Representations and Warranties. As used in this Agreement, the phrase “to Seller’s actual knowledge” or phrases of similar import mean and are limited to the actual current knowledge of the Designated Seller Representative (as defined below), without any independent investigation or inquiry having been made, and not to any constructive knowledge of the Designated Seller Representative or of Seller or any investment advisor to Seller, any entity that is a partner in such investment advisor, or any Affiliates of any thereof, or to any officer, agent, representative, or employee of Seller or such investment advisor, any such constituent partner, or any such Affiliate. Seller, during the term of this Agreement, agrees to notify Purchaser in writing promptly in the event Seller obtains actual knowledge of any change affecting any such representations or warranties. As used herein, the term “Designated Seller Representative” shall mean, collectively, Charul Seoni and Carrington Brown, who are the representatives of Seller with the most knowledge of the Membership Interests, the Property, and the operations thereof. Purchaser acknowledges that the Designated Seller Representative is named solely for the purpose of defining the scope of Seller’s actual knowledge and not for the purpose of imposing any Liability on or creating any duties running from the Designated Seller Representative to Purchaser and Purchaser agrees that no Designated Seller Representative shall have any Liability under this Agreement or in connection with the transactions contemplated hereby. As used in this Agreement, any reference to a written notice received by Seller and/or Property Owner shall mean actual documentary notice which has been received by Seller and/or Property Owner from a governmental entity, Tenant, vendor or any other third party and shall not include any constructive notice or any statement by a party other than the party giving notice that any such notice has been given.

3.8Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to, and agrees with, Seller as follows (as used herein, the phrase “to Purchaser’s knowledge” or words of like import mean the actual present knowledge of Jared Sheiker, without any independent investigation or inquiry having been made, and not to any constructive knowledge of Jared Sheiker or of Purchaser or any investment advisor to Purchaser, any entity that is a partner in such investment advisor, or any Affiliates of any thereof, or to any officer, agent, representative, or employee of Purchaser or such investment advisor, any such constituent partner, or any such Affiliate, and Seller acknowledges that Jared Sheiker is named solely for the purpose of defining the scope of Purchaser’s knowledge and not for the purpose of imposing any Liability on or creating any duties running from Jared Sheiker to Seller and Seller agrees that Jared Sheiker shall not have any Liability under this Agreement or in connection with the transactions contemplated hereby):
(a)Authority. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of its organization, is authorized to do business in the State in which the Property is located, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its formation or operating agreement; or result in a breach of or default under any document, instrument, order or agreement to which Purchaser is a party or by which Purchaser is bound. Purchaser is acting as principal in this transaction with authority to close the transaction.
(b)Bankruptcy. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser.
OFAC. Neither Purchaser nor any of its directors, officers, employees, brokers, agents, or other persons acting on their behalf (“Purchaser’s Related Persons”) in each case acting in their capacity as such and in furtherance of this Agreement or its subject matter, has engaged in any dealings or transactions in contravention of any U.S. international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Trading with the Enemy Act (50 U.S.C. Section 1 et seq., as amended), or any foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Purchaser represents and warrants to, and covenants with Seller that (i) neither Purchaser nor any of the Purchaser’s Related Persons, in each case acting in their capacity as such and in furtherance of this Agreement or its subject matter, currently is, or shall be at any time during the term hereof, in violation of any laws relating to terrorism or money laundering (the “Anti-Terrorism Laws”), including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, regulations of the U.S. Treasury Department’s Office of Foreign Assets Control related to Specially Designated Nationals and Blocked Persons, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”); (ii) neither Purchaser nor any of Purchaser’s Related Persons is or shall be during the term hereof a Prohibited Person; and (iii) Purchaser has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued compliance with such laws. Purchaser hereby agrees to defend, indemnify, and hold harmless Seller, its officers, directors, agents and employees, from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing representations, warranties and covenants. If at any time this representation becomes false in any material respect, then it shall be considered a default under this Agreement and Seller shall have the right to exercise all of the remedies set forth in this Agreement in the event of a default. Unless otherwise disclosed to Seller in writing, neither Purchaser nor any Affiliate of or principal in Purchaser is other than a citizen of, or partnership, corporation or other form of legal person domesticated in, the United States of America.
(c)ERISA. Purchaser is not (i) an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (ii) a “plan” that is subject to the prohibited transaction provisions of Section 4975 of the Code, (iii) an entity whose assets are treated as “plan assets” under ERISA by reason of an employee benefit plan’s or plan’s investment in such entity, or

(iv) an entity deemed to hold plan assets of any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA or “plan” as defined in and subject to Section 4975 of the Code pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. None of the transactions contemplated by this Agreement are in violation of any statutes applicable to Purchaser that regulate investments of, and fiduciary obligations with respect to, governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.
(d)[***]
3.9Agreements Prior to and After Closing.
(a)Operation and Maintenance (Membership Interests, Property, and Property Owner). During the period from the Effective Date until the date and time of the Closing or any termination of this Agreement, Seller shall: (i) cause Property Owner to maintain any and obtain all Permits issued or required to be issued with respect to the Property Owner’s interest in the Property or required under the Lease; (ii) neither burden nor encumber its rights, title and/or interests in or to the Membership Interests, the Property, or the Property Owner without the prior written consent of Purchaser, which consent may not be unreasonably withheld, conditioned, or delayed (provided, however, that the foregoing is subject to Seller’s obligation to cure Mandatory Cure Items prior to Closing); (iii) neither amend nor modify (nor permit to be amended or modified) in any respect any of the Property Owner’s organizational documents without Purchaser’s prior written consent, which consent may be given or withheld by Purchaser in its sole discretion; (iv) not permit Property Owner to acquire any interest(s) in any other entity(ies) without Purchaser’s prior written consent, which consent may be given or withheld by Purchaser in its sole discretion; or (v) not permit Property Owner to acquire, transfer, or dispose of any material property without Purchaser’s prior written consent, which consent may be given or withheld by Purchaser in its sole discretion; provided, however, that no consent of Purchaser shall be required for any such acquisition, transfer, or disposition of personal property that is required of Property Owner as landlord under the Lease.
Operation and Maintenance (Property). From and after the Effective Date of this Agreement to the date and time of Closing, Seller shall directly and/or indirectly cause Property Owner to comply with its obligations under the Lease, Contracts, and Project Agreements in all material respects. Following the Cut-Off Date and until the Closing or earlier termination of this Agreement, Seller agrees that neither Seller nor Property Owner will enter into any new Contracts or Project Agreements, or amend, modify, or terminate any existing Contracts or Project Agreements regarding the Property, in each case without Purchaser’s prior written consent, which consent may be given or withheld by Purchaser in its sole discretion; provided, however, that Purchaser’s consent shall not be unreasonably withheld for amendments or modifications to (but not terminations of) service Contracts. Notwithstanding the foregoing or anything stated to the contrary herein, Seller may cause Property Owner to, without Purchaser’s consent, enter into short-term service Contracts (with a term not to exceed ninety (90) days) that are necessary for the proper operation of the Property and consistent with past practice, so long as such Contracts are terminated as of the moment immediately prior to Closing at Seller’s sole cost and expense. Seller shall cause Property Owner to operate, maintain, and repair the Property in the ordinary course of business and to the standard that Property Owner has operated the Property to date in all material respects (but in all events in accordance with the Lease). From and after the Cut-Off Date and through the Closing Date, neither Seller nor Property Owner shall take any of the following actions without the prior written consent of Purchaser, which consent may be given or withheld by Purchaser in its sole discretion: (1) make or permit to be made any material alterations to or upon the Property; provided, however, that Purchaser’s consent shall not be unreasonably withheld, conditioned, or delayed for (I) any alterations that are reasonably necessary to maintain, repair, or preserve the Property in the ordinary course of business consistent with past practice, (II) prior to the Cut-Off Date, any alterations that do not materially and adversely affect the value, use, or operation of the Property, or (III) the relocation of parking spaces in connection with the development of Buildings 4 and 5 pursuant to the Declaration (collectively, “Buildings 4 and 5”), provided that such relocation (w) complies with all applicable Laws and does not cause the Property to become non-conforming or legal non-conforming under applicable Laws, (x) does not materially impair the existing operations at the Property,
(y) complies with the Lease and does not result in a default or violation (including service level failure) thereof (which shall include obtaining any required consent of Tenant to such relocation), and (z) is at no cost to Property Owner or Purchaser (it being understood and agreed that the requesting owner of Buildings 4 or 5 shall pay current all costs associated with such relocation), (2) enter into any leases, subleases, licenses, or other occupancy agreements with respect to the Property or any part thereof, (3) remove or permit to be removed any Personalty except as necessary for repairs or replacements of worn out or obsolete items with items of equal or greater quality and value, (4) amend, modify, or terminate any entitlements, Permits, or Intangible Property (provided that Purchaser’s consent shall not be unreasonably withheld for amendments or modifications that are not terminations), or apply for or consent to any zoning change, variance, subdivision, lot line adjustment, or similar change with respect to the Property, or (5) initiate or file any tax contests, tax assessment protests, or reduction proceedings with respect to the Land and Improvements. Seller shall not default, and shall not permit Property Owner to default, in any obligations under or permit a default or termination under any contracts affecting the Property (including, without limitation, the Lease, the Contracts, and the Project Agreements).
Notices. Seller shall promptly provide or cause to be promptly provided to Purchaser reasonably detailed written notice of: (A) any written notices of violations, special assessments, or proposed increases in valuation with respect to Property Owner and/or the Property received by Seller or Property Owner after the Effective Date from any applicable Governmental Authority, Tenant, or any Contract counterparty; (B) after Seller obtaining knowledge thereof, any fire, flood or other similar casualty which materially affects the Property; (C) any written notices of actual or threatened condemnation received by Seller or Property Owner after the Effective Date; (D) any written notice received by Seller or Property Owner concerning any pending or threatened litigation, arbitration, or governmental or administrative hearing affecting all or any applicable portion of the Membership Interests, Seller’s rights with respect to the Membership Interests, Property Owner, or the Property; and (E) any material written notices given or received by Seller or Property Owner relating to the Lease, Project Agreements, or Contracts (which may include e-mails to the extent such e-mails constitute formal notices given or received by Seller or Property Owner relating to the Lease, Project Agreements, or Contracts, but which expressly excludes routine correspondences). Seller shall keep Purchaser timely and fully informed of any events which might cause any of the Seller’s representations or warranties to no longer be accurate. Seller shall promptly provide Purchaser copies of any amendments or other modifications to the Lease, Contracts, and Project Agreements, and any new agreements that would have been the Lease, Contracts, or Project Agreements had they existed on the date hereof.

(b)Transfers and Encumbrances. During the term that this Agreement is in effect and prior to the Closing, Seller shall not convey, transfer, or encumber all or any applicable portion of the Membership Interests, and shall not cause or permit Property Owner to convey, transfer, or encumber the Property or any part thereof or any interest therein or change any of the Permitted Exceptions or issue any equity interests in Property Owner, or agree to do any of the foregoing; provided, however, that (A) prior to the Cut-Off Date, Seller may, without the consent of Purchaser, cause or permit Property Owner to grant easements (including utility, access, and similar easements), licenses, and other similar rights or encumbrances affecting the Property that are reasonably necessary or beneficial in connection with the ownership, development, or operation of the Property, so long as any such easement, license, or encumbrance does not materially and adversely affect the value, use, or operation of the Property or the rights of Property Owner under the Lease, and (B) from and after the Cut-Off Date and through the Closing Date (or earlier termination of this Agreement), Seller may cause or permit Property Owner to grant customary easements, licenses, or encumbrances affecting the Property only with Purchaser’s prior written consent, which consent may be given or withheld in Purchaser’s sole discretion; provided, however, that
(I) Purchaser’s consent shall not be unreasonably withheld, conditioned, or delayed for any easements or licenses reasonably requested by Tenant; and (II) with respect to any customary easements that are necessary for the development of Buildings 4 and 5 and that do not materially interfere with the operation of the Property, Purchaser’s consent shall not be unreasonably withheld, conditioned, or delayed. Seller shall immediately cease marketing the Property and the Membership Interests and shall not (and it shall not permit its principals, agents, employees or affiliates to) offer, solicit an offer, accept an offer, or otherwise negotiate with or enter into an agreement with any party for the sale, transfer, finance or master leasing of the Property or Membership Interests.
(c)Insurance. From and after the date of this Agreement to the date and time of Closing, Seller shall cause Property Owner to continue to maintain the insurance policies required under the Lease in the amounts required to be maintained by Property Owner under the Lease.
(d)[***]
Transfer Taxes. The parties acknowledge and agree that the transactions contemplated by this Agreement involve the sale of membership interests and not a direct conveyance of real property, and accordingly the parties intend that no Transfer Taxes shall be due in connection therewith. In the event that any Transfer Taxes are imposed by any Governmental Authority with respect to the transactions contemplated hereby, each party shall be responsible for payment of Transfer Taxes in accordance with Schedule 6 attached hereto (which Schedule 6 shall be proportionately adjusted in the event the assessed value of the Property rises above the Purchase Price between the Effective Date and the time of transfer). If Transfer Taxes are so imposed, Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns and other documentation required in connection with any such Transfer Taxes, and shall provide Seller with a draft thereof for Seller’s review and approval at least ten
(10) days prior to the due date for filing. The parties shall reasonably cooperate with one another in connection with the preparation and filing of any such Tax Returns and the payment of any such Transfer Taxes. The provisions of this Section shall survive the Closing.
(e)Replacement Guarantor. Purchaser has proposed Blue Owl Digital Infrastructure Operating Partnership LP as a replacement guarantor (the “Proposed Replacement Guarantor”), and Purchaser shall promptly provide Seller with the certificate of formation and financial statements of the Proposed Replacement Guarantor, [***].
(i) Transmission Line Project. Seller and Property Owner shall deliver to Purchaser all notices received by Seller and/or Property Owner with respect to the Transmission Line Project. Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 3.9(d)), neither Seller nor Property Owner shall agree to any proposals, plans, easements, or agreements with respect to the Transmission Line Project without Purchaser’s prior written consent, which may be given or withheld in Purchaser’s sole discretion; provided, however, that the foregoing restriction shall not prohibit Seller or Property Owner (or any Affiliate of Seller) from entering into easements, acknowledgments, or other agreements with Dominion Energy with respect to the Transmission Line Project that will affect solely Buildings 4 and 5 (it being understood and agreed that any involvement of land at the Property shall require

Purchaser’s consent), so long as such easements, acknowledgments, or agreements do not materially and adversely affect the use or operation of the Property, the GCDC 2 Property (as defined in Schedule 1), or the GCDC 3 Property (as defined in Schedule 1).
(j)Transition Services Agreement; Amendment to Declaration; Air Permit Side Letter. From and after the date hereof, Seller, Property Owner, and Purchaser shall use commercially reasonable, good faith efforts to negotiate and finalize the following agreements no later than two (2) weeks following the Effective Date:
(i)A Transition Services Agreement (the “Transition Services Agreement”) to be executed by Property Owner and [***], which shall (1) provide that [***] will provide certain transition services to be agreed upon between Purchaser and [***] for a period of four (4) months after the Closing Date, subject to Property Owner’s ability to terminate such agreement upon thirty (30) days’ prior written notice, (2) contain customary provisions regarding the protection of [***] intellectual property, and (3) otherwise be in form and substance reasonably acceptable to Purchaser, Property Owner, and [***];
(ii)An amendment to the Declaration (the “Amendment to Declaration”), to be executed by each of parties to the Declaration and recorded in the Official Records of Prince William County, Virginia, in form and substance reasonably acceptable to Purchaser and Seller;
(iii)A side letter (the “Air Permit Side Letter”) regarding the single New Source Review (NSR) synthetic minor air emissions permit (the “Existing Air Permit”) issued by the Virginia Department of Environmental Quality (“VADEQ”), to be executed by Seller, Purchaser, and each of the parties to the Existing Air Permit and recorded in the Official Records of Prince William County, Virginia, which side letter shall (1) provide that all parties to the Existing Air Permit covenant and agree to not take any action which may result in a violation under the Existing Air Permit, (2) require Seller to use commercially reasonable efforts to pursue the deaggregation of the Property from the Existing Air Permit and the issuance of a new air permit for the Property (the “Building 1 Air Permit”), (3) require Purchaser to reasonably cooperate with Seller in connection with such deaggregation efforts, including by providing such information, documentation, access, and authorizations as may be reasonably required by VADEQ or reasonably requested by Seller, (4) require that each of the parties to the Existing Air Permit shall comply (and use commercially reasonable efforts to cause their tenants and other occupants to comply) with all terms, conditions, and limitations of the Existing Air Permit as they relate to their respective properties, and to indemnify, defend, and hold harmless one another from and against any losses arising out of any failure by the indemnifying property owner and its tenants or other occupants to so comply, (5) terminate upon the later of (A) the date on which the Building 1 Air Permit has been issued by VADEQ and transferred to Property Owner, and (B) the date on which the Existing Air Permit has been fully deaggregated such that the Property is no longer covered by the Existing Air Permit, (6) provide that any rejection, delay, refusal to process, failure to act on, or other condition imposed by VADEQ or any other governmental authority with respect to the deaggregation, permit applications, ownership transfer, the SSSD Request, or the Air Permit Application (as hereinafter defined) shall not constitute a default thereunder by Seller, Purchaser, or the applicable property owner, unless such matter was caused by such party’s bad faith, gross negligence, or willful misconduct, and (7) otherwise be in form and substance reasonably acceptable to Seller and Purchaser.

A Non-Solicitation Side Letter Agreement (the “Non-Solicitation Side Letter Agreement”), to be executed by Seller, Purchaser, [***], and Stack Infrastructure, Inc. and effective as of the date of execution (and to be promptly executed by each of such parties upon agreement of the Non-Solicitation Side Letter Agreement), in form and substance reasonably acceptable to Seller and Purchaser, which shall restrict (x) Purchaser and Stack Infrastructure, Inc. from soliciting, hiring, retaining, engaging, or inducing the departure of scheduled employees of Seller or [***] during the applicable restricted period, and (y) Seller and [***], from soliciting, hiring, retaining, engaging, or inducing the departure of scheduled employees of Purchaser or Stack Infrastructure, Inc. during the applicable restricted period, in each case subject to customary exceptions and remedies;
(iv)In the event that the forms of any of the foregoing agreements (other than the Non-Solicitation Side Letter Agreement, which shall be executed and effective as provided above) in this Section 3.9(j) are agreed upon at or prior to Closing, the same shall become closing deliverables under Sections 7.2(a) (to the extent to be signed by Seller, Property Owner, or any other party other than Purchaser) and/or Section 7.2(b) (to the extent to be executed by Purchaser).
(k)Air Permit. Within five (5) Business Days after the Effective Date, Seller shall submit, or cause to be submitted, to VADEQ a request for a single stationary source determination with respect to the deaggregation of the Property from the Existing Air Permit (the “SSSD Request”). Seller shall prepare and submit, or cause to be prepared and submitted, to VADEQ and all other applicable governmental authorities all applications required for the deaggregation of the Property from the Existing Air Permit and the issuance of the Building 1 Air Permit (collectively, the “Air Permit Application”) on or before June 15, 2026. Seller shall give Purchaser and Purchaser’s environmental counsel a reasonable opportunity to review and comment on the SSSD Request and the Air Permit Application prior to submission, shall consider in good faith any comments timely provided by Purchaser or Purchaser’s environmental counsel, and shall thereafter use commercially reasonable efforts to diligently pursue such deaggregation and issuance. The parties acknowledge and agree that the SSSD Request and the Air Permit Application may be submitted concurrently and that receipt of a final single stationary source determination shall not be a condition to filing the Air Permit Application. Purchaser shall reasonably cooperate with Seller in connection with the SSSD Request and the Air Permit Application, including by providing such information, documentation, access, and authorizations as may be reasonably required by VADEQ or by Seller. For the avoidance of doubt, any rejection, delay, refusal to process, failure to act on, or other condition imposed by VADEQ or any other governmental authority with respect to the SSSD Request, the Air Permit Application, such deaggregation, or issuance of the Building 1 Air Permit shall not constitute a default by Seller, Purchaser, or the applicable property owner, unless such matter was caused by such party’s bad faith, gross negligence, or willful misconduct. This subparagraph (k) shall survive the Closing.
3.10No Survival of Representations and Covenants; Exclusive Remedy. Except for the Surviving Obligations (as hereinafter defined), all representations, warranties, covenants and agreements contained in this Agreement, or in any certificate or other document delivered pursuant hereto, will not survive beyond the Closing under this Agreement such that no claim for breach of any such representation, warranty, covenant and/or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing under this Agreement with respect thereto, other than claims against a party for such party’s Fraud, and there will be no Liability in respect thereof, whether such Liability has accrued prior to, on or after the Closing under this Agreement, except that any covenant or agreement contained in this Agreement which by its or their terms is to be performed following the Closing under this Agreement shall in respect of performance after Closing survive in accordance with its terms and then terminate. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein, and all other remedies are excluded to the extent permitted by Law. No Person is asserting, and no Person or party is relying on, the truth or accuracy of any factual statements contained in any representation and warranty set forth in this Agreement; rather the Parties have agreed that should any representations and warranties of any Party prove inaccurate, the other Party shall have the specific remedies herein specified as the exclusive remedy therefor. Notwithstanding the foregoing, the provisions of this Section 3.10 shall not, however, prevent, limit or otherwise affect (a) the Purchaser’s or any of its Affiliates’ Liability for the failure by the Purchaser or any of its Affiliates to pay the full Purchase Price subject to the terms and conditions of this Agreement (or pay any other amounts payable by it as and when required by this Agreement, including pursuant to Section 7.2(e)), (b) Seller’s or any of its Affiliates’ Liability for the failure to deliver the Membership Interests pursuant to Section 7.2(a), (c) the Liability of any party for Fraud, (d) Sections 3.2(c), 3.3(b), 3.5, 3.9(g), 3.9(k), 3.13, 7.2, 7.5, 7.6, 8, 9, and 10.18, or (e) the obligations contained in the documents delivered at Closing (including, without limitation, the Transition Services Agreement, the Amendment to Declaration, and the Air Permit Side Letter) and the Non-Solicitation Side Letter Agreement or any party’s liability thereunder (collectively, the “Surviving Obligations”).
3.11Estoppel Certificates.
(a)Seller shall, within five (5) Business Days after the Effective Date, request that Tenant deliver a tenant estoppel certificate in the form attached to the Lease, without unreasonable modification or expansion of such form (the “Estoppel Certificate”). Seller shall use commercially reasonable efforts to obtain the Estoppel Certificate from Tenant prior to Closing. If Seller receives an Estoppel Certificate or SNDA (as hereinafter defined) at any time prior to Closing, Seller shall not be required to obtain an updated or refreshed Estoppel Certificate or SNDA regardless of any extension or postponement of the Closing Date. Notwithstanding anything to the contrary contained herein, Seller’s failure or inability to obtain or deliver the Estoppel Certificate or SNDA shall not constitute a default or breach by Seller under this Agreement (nor give rise to any claims for damages, including Pursuit Costs, by Purchaser) so long as Seller complies with the preceding provisions of this Section 3.11(a), and any such Seller’s failure or inability to obtain or deliver the Estoppel Certificate or SNDA shall be treated solely as a failure of condition precedent to Purchaser’s obligation to close pursuant to Section 6.6 hereof. If requested by Purchaser from and after the date hereof, Seller shall promptly request from the Tenant a subordination, non-disturbance, and attornment agreement, recognition agreement, or similar agreement in the form requested by Purchaser (the “SNDA”) and use commercially reasonable efforts to promptly obtain such SNDA.
(b)Seller shall, within five (5) Business Days after the Effective Date, request from the respective counterparties estoppel certificates in form and substance reasonably acceptable to Seller and Purchaser relating to (i) that certain Proffer Allocation Agreement dated July 14, 2020, recorded on July 15, 2020, in the Clerk’s Office of the Circuit Court of Prince William County, Virginia as Instrument #202007150058375, and (ii) the Declaration (collectively, the “Declaration Estoppels”). For avoidance of doubt, receipt of the executed Declaration Estoppels shall not be a condition precedent to Purchaser’s obligation to close under this Agreement, and Seller’s failure to obtain the Declaration Estoppels shall not constitute a default or breach by Seller under this Agreement so long as Seller complies with the preceding provisions of this Section 3.11(b).
3.12Existing Deed of Trust. If requested by Purchaser from and after the date hereof, Seller shall use commercially reasonable efforts to cooperate with Purchaser in connection with the assignment by Seller’s existing lender of its existing deed of trust encumbering the Property (or any portion thereof) to Purchaser’s lender at Closing, subject to the following terms and conditions: (i) all costs and expenses incurred by Seller in connection with such assignment (including, without limitation, any fees, charges, or expenses of Seller’s existing lender) shall be borne solely by Purchaser; (ii) such assignment shall not delay the Closing or extend the Closing Date; (iii) the assignment of the existing deed of trust shall not be a condition precedent to the obligations of either party to consummate the Closing, and Seller’s failure or inability to obtain or effectuate such assignment shall not constitute a default or breach by Seller under this Agreement so long as Seller complies with the preceding provisions of this Section 3.12; (iv) such assignment shall be subject to the prior written consent of Seller’s existing lender, and Seller shall have no obligation to commence or prosecute any action or proceeding to compel such lender’s consent; (v) Seller shall have no liability whatsoever to Purchaser or any other party in connection with or arising out of such assignment (or the failure to obtain or effectuate such assignment), including, without limitation, any liability for any defects in, or the enforceability or priority of, the existing deed of trust; and (vi) Purchaser’s requests in connection with such assignment shall be reasonable and shall not impose any unreasonable burden on Seller, and Purchaser shall cooperate with Seller and Seller’s existing lender in connection therewith; provided, however, that Purchaser may elect to cease pursuing the assignment contemplated hereby. Notwithstanding the foregoing, nothing in this Section 3.12 shall limit Seller’s obligation to cure all Mandatory Cure Items and pay off the debt underlying such deed of trust at or prior to Closing.
3.13R&W Policy. After the Closing, except for disputes with respect to the Surviving Obligations (which disputes shall be handled exclusively pursuant to the terms of Section 7.2(e)), the sole and exclusive remedy for the Purchaser or any of its Affiliates, shareholders, members, investors, partners, nor any permitted assignees of Purchaser hereunder, for any claim arising out of a breach of any representation or warranty set forth in this Agreement or any other agreement, certificate or other document entered into, made, delivered, or made available in connection herewith or any covenant or agreement required to be performed prior to Closing, shall be limited to a claim for indemnification pursuant to the terms, and subject to the limitations, of the R&W Policy, except in the case of Fraud. Seller acknowledges and agrees that the obtaining of the R&W Policy is a condition to the Closing and that Purchaser shall have no obligation to close unless and until the R&W Policy has been bound and issued. In addition, the Purchaser acknowledges and agrees that the obtaining of the R&W Policy shall not impede or delay the Closing. The R&W Policy shall in all events include a waiver of subrogation by the insurers thereof against the Seller in connection with this Agreement and the transactions contemplated hereby, other than in the event of Fraud by the Seller. Seller agrees to cooperate with Purchaser's efforts to obtain the R&W Policy, including furnishing information and documents to the applicable insurance company as they may reasonably request, subject to such insurance company providing to Seller executed confidentiality agreements in a form reasonably acceptable to Seller. The terms of this Section 3.13 shall survive Closing.
3.14ACKNOWLEDGEMENT. WITHOUT LIMITING THE PURCHASER’S RIGHTS UNDER SECTION 3.13 OR IN THE CLOSING DOCUMENTS, THE PURCHASER, ON ITS OWN BEHALF AND ON BEHALF OF EACH WAIVING PARTY, EXPRESSLY AND IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLES (INCLUDING ENVIRONMENTAL LAWS) WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. THE PURCHASER, ON ITS OWN BEHALF AND ON BEHALF OF EACH WAIVING PARTY, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. THE PURCHASER, ON BEHALF OF PURCHASER, ITS AFFILIATES AND EACH OF THEIR RESPECTIVE

REPRESENTATIVES, SUCCESSORS AND ASSIGNS, ACKNOWLEDGE AND AGREE THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.
IV.
Survey
4.1Survey. Prior to the Effective Date, Seller shall deliver (or cause the delivery of) a copy of the most current existing survey of the Property to Purchaser. Purchaser shall pay the cost for an updated survey of the Property made by a registered land surveyor of the Commonwealth of Virginia (the “Survey”) in accordance with local custom as set forth on Schedule 2 attached hereto. Any objections to title based upon the Survey shall be deemed to be Title Objections (as hereinafter defined) and shall be governed by the provisions of Section 5.1 below; provided, however, Purchaser shall concurrently with such objections deliver a copy of any such Survey to Seller. Such objections shall be made, if at all, prior to the expiration of the Title Objection Period (as defined in Section 5.1(a) below), except as otherwise set forth in Section 5.1(b) with respect to New Exceptions.

V.
Title
5.1Commitment.
(a)Prior to the Effective Date, Seller shall deliver (or cause the delivery of) a copy of Seller’s existing title policy for the Property to the Purchaser. Seller has delivered to Purchaser a current, effective commitment for title insurance, together with copies of all underlying documents referenced therein (the “Commitment”), with respect to the Property, issued by Chicago Title Insurance Company (the “Title Company”), whose address is 3100 Monticello, Suite 800, Dallas, Texas 75205, Attn: Kristi Covey, Email: Kristi.covey@ctt.com, Reference Number VA2600315. As used herein, the term “Title Objection Period” shall mean the period commencing on the Effective Date and ending on the date that is five (5) Business Days prior to the expiration of the Inspection Period. All matters shown on the Survey (or which would be shown by a current ALTA survey of the Property) and exceptions listed in the Commitment, in each case which are not objected to by Purchaser by delivery of written notice to Seller (which shall include a copy of the Commitment and, if applicable, the Survey) within the Title Objection Period shall be conclusively deemed Permitted Exceptions; provided, however, in no event shall Mandatory Cure Items be deemed Permitted Exceptions, whether Purchaser objects to same or not. Seller may, but, notwithstanding anything in this Agreement to the contrary, shall not be obligated under any circumstances to, cure any title exception or Survey matter to which Purchaser timely objects (“Title Objection(s)”), other than the Mandatory Cure Items (which Seller shall in all events cure at or prior to Closing); provided, however, if Seller is willing to eliminate or cure any such Title Objection(s), Seller shall notify Purchaser in writing within three (3) Business Days after the Title Objection Period (“Seller’s Notice Period”) of such fact (said notice hereinafter called “Seller’s Title Notice”), and in which case the elimination or curing of such Title Objection(s) shall be completed at least three (3) Business Days before the Closing Date or, in the alternative, Seller shall provide Purchaser with reasonable evidence that such Title Objection(s) will be eliminated or cured on or before the Closing Date, and Seller shall cause such Title Objection(s) to be actually eliminated or cured by the Closing Date. In the event Seller does not deliver Seller’s Title Notice to Purchaser within Seller’s Notice Period, Purchaser is deemed to be notified that Seller is unable or unwilling to cure the Title Objection(s) (other than Mandatory Cure Items). In the event Seller (i) does not deliver Seller’s Title Notice, or (ii) notifies Purchaser that Seller is unable or unwilling to cure one or more Title Objections (other than Mandatory Cure Items), Purchaser shall be deemed to have waived such Title Objections (other than Mandatory Cure Items) unless Purchaser delivers to Seller written notice terminating this Agreement prior to the expiration of the Inspection Period, in which case the Letter of Credit shall be promptly returned to Purchaser, and Seller and Purchaser shall thereafter have no further obligations to each other hereunder, except for matters expressly surviving the termination of this Agreement. For avoidance of doubt, Seller may satisfy its obligation to cure any Mandatory Cure Item by (i) paying and discharging such matter, (ii) bonding over such matter in accordance with applicable Law, or (iii) causing the Title Company to insure Purchaser’s interest in the Property without exception for such matter and in a manner reasonably acceptable to Purchaser.
(b)As used in this Agreement, the term “Permitted Exceptions” shall mean, collectively, the following: (A) all exceptions to title shown in the Commitment or matters shown on the Survey which Purchaser has approved or is deemed to have approved pursuant to this Section 5.1, excepting Mandatory Cure Items; (B) the Lease, Project Agreements and all the Assumed Contracts; (C) the lien of non-delinquent real and personal property taxes and assessments; (D) the right of Tenant as tenant in possession of the Property under the Lease; (E) subject to the proration provisions hereof, charges for sewer, water, electricity, telephone, cable television or gas due after Closing; and (F) rights of vendors and holders of security interests on personal property owned by Tenant and rights of Tenant under the Lease to remove trade fixtures at the expiration of the term of the Lease.

(c)After the expiration of the Inspection Period, if any update to or continuation of the Title Commitment and/or the Survey discloses any matter that was not previously disclosed to Purchaser prior to the Cut-Off Date, Purchaser shall have five (5) Business Days after receipt of such update or continuation to object to any such matter (a “Gap Objection”). In the event Purchaser shall timely notify Seller of any Gap Objection(s), Seller shall have the right, but not the obligation, except for Mandatory Cure Items which shall in all events be cured at or prior to Closing, to cure any Gap Objection(s) in its sole and absolute discretion. Within three (3) Business Days after receipt of Purchaser’s notice of Gap Objection(s), Seller shall notify Purchaser in writing whether Seller elects to cure such Gap Objection(s). Failure of Seller to give such notice within said three (3) Business Day period shall be deemed an election by Seller not to cure such Gap Objection(s). If Seller elects or is deemed to have elected not to cure any Gap Objection(s) specified in Purchaser’s notice, Purchaser shall have the following options, to be given by written notice to Seller within two (2) Business Days after Purchaser’s receipt of Seller’s notice electing not to cure such Gap Objection(s) (or, if Seller fails to deliver such notice, within two (2) Business Days after the day on which Seller was required to deliver such notice): (i) to accept a conveyance of the Membership Interests and Property subject to the Gap Objections which Seller has elected, or is deemed to have elected, not to cure (which such matter(s) shall thereafter be deemed to be a Permitted Exception), but not subject to the Gap Objections which Seller has committed to cure, or (ii) to terminate either this Agreement by sending written notice thereof to Seller and Escrow Agent, and upon delivery of such notice of termination, this Agreement shall terminate, the Letter of Credit shall be promptly returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for those matters which expressly survive termination of this Agreement. If Purchaser fails to deliver such a written notice within such two (2) Business Day period, then Purchaser shall be deemed to have elected the foregoing clause (i). In addition, if Seller fails to cure or satisfy any Gap Objection(s) that Seller has elected to cure or satisfy on or prior to Closing, then the same shall be a default by Seller hereunder. The Closing Date shall be automatically extended, if necessary, solely and only to such extent to accommodate the aforementioned review, objection and response procedures.
VI.
Remedies

6.1Seller’s Remedies. In the event Purchaser shall default in (a) delivering the Purchase Price and other amounts due from Purchaser in the amount required by this Agreement to be delivered by Purchaser on the Closing Date, (b) otherwise failing to consummate the purchase of the Membership Interests at Closing pursuant to the terms and conditions of this Agreement, or (c) failing to comply with any of Purchaser’s obligations under Section 2.2(b)(i) in accordance with the terms and conditions thereof, Seller, as its sole and exclusive remedy, shall be entitled to terminate this Agreement and direct Escrow Agent to draw the Letter of Credit (including all letters of credit then constituting the “Letter of Credit” hereunder), and hold or disburse the proceeds thereof in accordance with Exhibit E, as liquidated damages for such default, and not as a penalty or forfeiture, in full satisfaction of all claims against Purchaser hereunder. Seller and Purchaser agree that it would be impracticable and extremely difficult to fix the actual damages suffered by Seller as a result of Purchaser’s failure to complete the purchase of the Membership Interests pursuant to this Agreement or to comply with its obligations under Section 2.2(b)(i) in accordance with the terms and conditions thereof. The parties further agree that the liquidated damages provided for in this Section 6.1 represent a reasonable estimate of the damages which Seller would incur as a result of such failure. Seller’s right to direct Escrow Agent to draw under the Letter of Credit shall survive any termination of this Agreement with respect to a Purchaser default under Section 6.1 occurring prior to such termination.
6.2Purchaser’s Remedies. In the event (a) any of Seller’s representations or warranties should be false or misleading in any material respect, provided, however, that if any such representation or warranty becomes untrue or incorrect as of the Closing Date as a result of changes in facts or circumstances occurring after the Effective Date that are permitted under this Agreement or that do not arise from a breach of this Agreement by Seller, such inaccuracy shall be treated solely as a failure of a condition precedent to Purchaser’s obligation to close and shall not constitute a default by Seller, and Seller shall have the right to cure such inaccuracy within ten (10) Business Days following written notice thereof from Purchaser, and if Seller has commenced such cure within such ten (10) Business Days and is diligently pursuing such cure and such inaccuracy cannot reasonably be cured within such ten (10) Business Days, then Seller shall have an additional fifteen (15) Business Days to cure such inaccuracy, and the Closing Date shall be automatically extended to accommodate such cure period, or (b) Seller shall default in any material respect in the performance of any of its covenants or other obligations hereunder and such default remains uncured for a period of ten (10) Business Days following written notice thereof from Purchaser to Seller (provided that if Seller is diligently pursuing a cure and the default cannot be cured within ten (10) Business Days, then Seller shall have an additional fifteen (15) Business Days to cure such default), Purchaser may elect, as its sole and exclusive remedy, either (i) to terminate solely this Agreement, or this Agreement together with all remaining Companion Contracts that have not yet closed, in each case by giving Seller timely written notice of such election prior to or at Closing, in which event the Letter of Credit shall be promptly returned by the Escrow Agent to Purchaser, thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for those matters which expressly survive termination of this Agreement, (ii) to enforce specific performance of the obligations of Seller hereunder, or (iii) to waive the alleged default and proceed to Closing under this Agreement. If the remedy of specific performance is not available due to Seller’s intentional breach or conveyance of the Membership Interests or the Property to another party, Purchaser may recover from Seller actual damages equal to the sum of (x) Purchaser’s actual, out-of-pocket costs and expenses incurred in connection with this Agreement, plus (y) the positive difference between the purchase price for such unpermitted sale and the purchase price hereunder. Notwithstanding the foregoing, (x) if Purchaser elects to terminate this Agreement pursuant to clause (i) above, Seller shall reimburse Purchaser for its Pursuit Costs (as defined below) within five (5) Business Days of Purchaser’s written request for the same; and (y) Purchaser shall not be entitled to Pursuit Costs if Purchaser elects to pursue specific performance. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement pursuant to subparagraph (i) above if Purchaser fails to deliver to Seller written notice of its intent to file a claim for specific performance against Seller within thirty (30) days following the scheduled Closing Date or fails to file a lawsuit asserting said claim within thirty (30) days following the scheduled Closing Date. Purchaser’s remedies shall be limited to those described in Sections 3.2(b), 6.2, 6.3, 6.4 and 7.4 and any other remedy specifically provided for in this Agreement, if any, and Purchaser hereby expressly waives and relinquishes any and all rights to pursue any other remedy at law or in equity except as aforesaid. After Closing, any rights and remedies shall be limited as set forth in Section 3.10. For purposes of this Agreement, “Pursuit Costs” means those third-party, out-of-pocket costs and expenses actually incurred by Purchaser (or any Affiliate of Purchaser) in connection with its activities under this Agreement and/or in furtherance of the transactions contemplated hereby, including, without limitation, attorneys’ fees, engineering fees, consultant fees, third-party reports, and other costs incurred in connection with the potential acquisition of the Membership Interests, the inspection and review of the Property, and the negotiation of this Agreement and any documents related thereto, not to exceed in the aggregate an amount equal to [***].
6.3Attorneys’ Fees. Should either Purchaser or Seller employ attorneys to enforce any of the terms and provisions hereof, or to protect any right, title or interest created or evidenced hereby, or otherwise in connection with claims by one party against the other arising from the operation of this Agreement, the prevailing party shall be entitled to recover court costs and reasonable attorneys’ fees and costs actually incurred in connection therewith. For purposes of this Section 6.3, the term “prevailing party” shall mean the party that recovers all or substantially all of the relief prayed for by such party in its pleadings in such proceeding.

6.4Disposition of Letter of Credit. Purchaser and Seller agree that, in addition to the provisions pertaining to the disposition of the Letter of Credit set forth in Section 6.1 and Section 6.2 above, and elsewhere in this Agreement, upon the Closing, the Letter of Credit shall be returned to Purchaser; provided, however, that notwithstanding Section 6.7, Seller shall not be required to return, and Escrow Agent shall not release, the Letter of Credit until Purchaser has delivered the increased or additional letters of credit required under Section 2.2(a) of the Companion Contracts for the GCDC 2 Property and the GCDC 3 Property to Escrow Agent. Seller shall retain the right to draw on the Letter of Credit in accordance with Section 6.1 in respect of any Purchaser default under Section 6.1 occurring prior to the return of the Letter of Credit.
6.5Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement are hereby expressly made subject to each and all of the following conditions, which conditions are for the sole benefit of Seller and may be waived by Seller, in whole or in part, by written waiver delivered to Purchaser on or before the Closing Date:
(a)all Purchaser’s Representations shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations were made at and as of such time;
(b)all of the terms, covenants and conditions of this Agreement to be complied with or performed by Purchaser at or before the Closing Date shall have been complied with or performed in all material respects;
(c)Purchaser shall have caused the Replacement Guarantor to execute and deliver to Tenant the Replacement Guaranty [***];

(d)Seller shall have received a written release or acknowledgment executed by Tenant confirming that, upon delivery of the Replacement Guaranty at Closing, the Existing Guarantor shall be fully and unconditionally released from all obligations [***];
(e)no judgment, order, injunction, decree, regulation, or ruling of any court or Governmental Authority shall be in effect that would prohibit, restrain, or make illegal the consummation of the transactions contemplated by this Agreement.
In the event any of the foregoing conditions precedent has not been satisfied or waived on or before the Closing Date then, subject to Purchaser’s cure rights under Section 6.1, Seller shall have the right to terminate this Agreement by written notice to Purchaser on the Closing Date, whereupon the Letter of Credit shall be returned by the Escrow Agent to Purchaser, and thereafter, neither Seller nor Purchaser shall have any further obligation hereunder, except as to those obligations provided for herein which are stated to survive termination of this Agreement; provided, however, if any of the foregoing conditions has not been satisfied due to a default of Purchaser, then Seller’s rights and remedies shall be governed by Section 6.1.
6.6Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement are hereby expressly made subject to each and all of the following conditions, which conditions are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part, by written waiver delivered to Seller on or before the Closing Date:

(a)all Seller’s representations and warranties set forth in Sections 3.6, 7.4, and 7.5 hereof shall be true and correct in all respects as of the Effective Date and in all material respects (or, in all respects, if such representation or warranty is already qualified by materiality) as of the Closing Date, with the same force and effect as if such representations and warranties were made at and as of such time (except for those representations and warranties which expressly are limited as of an earlier date which shall be true and correct as of such earlier date), subject to the conditions and in accordance with the terms of Section
3.7 hereof; provided, however, that if any such representation or warranty becomes untrue or incorrect as of the Closing Date as a result of changes in facts or circumstances occurring after the Effective Date that are permitted under this Agreement or that do not arise from a breach of this Agreement by Seller, such change shall be treated solely as a failure of a condition precedent to Purchaser’s obligation to close and not as a default by Seller, and Purchaser shall not be entitled to the reimbursement of Pursuit Costs in connection therewith;
(b)all of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller at or before the Closing Date shall have been complied with or performed in all material respects (including, without limitation, Seller delivering all documents required to be delivered by Seller under Section 7.2);
(c)as of the Closing Date, the Title Company (or another national title insurance company reasonably acceptable to Purchaser) is irrevocably committed to issue the Title Policy (as hereinafter defined) in the amount of the Purchase Price to the Property Owner, subject only to the Permitted Exceptions and subject to payment of the premium as required under this Agreement, which Title Policy shall in the form of the pro forma agreed to between the Title Company and Purchaser prior to expiration of the Inspection Period; provided, however, that such pro forma may be updated to reflect (A) any additional exceptions to title that become Permitted Exceptions pursuant to Section 5.1 (including any Gap Objections accepted or deemed accepted by Purchaser pursuant to Section 5.1(b)), (B) the removal of any Mandatory Cure Items cured by Seller, (C) any de minimis or clean-up modifications made by the Title Company that do not materially and adversely affect the coverage afforded by the Title Policy, and (D) any other modifications to the state of title that are expressly permitted under this Agreement, and this condition shall not be deemed to have failed solely by reason of any such updates to the pro forma;
(d)as of the Closing Date, the Operating Agreement is in the same form that was provided to Purchaser on or before the Effective Date;
(e)Purchaser shall have received the fully executed Estoppel Certificate and SNDA (if requested by Purchaser pursuant to Section 3.11(a) hereof), which shall disclose no defaults under the Lease or information inconsistent with the Lease or the Seller’s Representations;
(f)Purchaser shall have received the fully executed Waiver and Consent;
(g)Purchaser shall have received the Tenant Release Confirmation;
(h)the R&W Policy has been bound and issued in favor of Purchaser;
(i)in accordance with Section 3.9(j), the Air Permit Side Letter shall have been agreed upon and executed by all parties thereto (other than Purchaser);
in accordance with Section 3.9(j), the Transition Services Agreement shall have been agreed upon and executed by all parties thereto (other than Purchaser);

(j)in accordance with Section 3.9(j), the Amendment to Declaration shall have been agreed upon and executed by all parties thereto (other than Purchaser);
(k)no Material Adverse Change shall have occurred between the Cut-Off Date and the Closing Date. For purposes hereof, a “Material Adverse Change” shall mean only (X) an event, condition or circumstance occurring after the Cut-Off Date that materially and adversely affects (i) the physical condition of the Property, (ii) the validity, enforceability or good standing of the Lease, or (iii) the material economic terms of the Lease, or (Y) Tenant’s assignment of the Lease, prior to the Closing Date, for which (A) the assignment is to an assignee whose Corporate Debt Rating (or, if unavailable, the equivalent corporate or issuer credit rating) is lower than the Corporate Debt Rating of [***] as of the date of such assignment, and (B) in connection with the assignment, [***] (or its successor as the original tenant) has been or will be released from the obligations of the tenant under the Lease, including, without limitation, the obligations of the assignee for the remaining term of the Lease (including all renewal and extension periods, if applicable). For the avoidance of doubt, no Material Adverse Change shall be deemed to have occurred solely by reason of an assignment of the Lease if (x) the assignee has a Corporate Debt Rating equal to or greater than that of [***] at the time of such assignment, or (y) [***] (or its successor as the original tenant) has not been released from the obligations of the tenant under the Lease and remains liable thereunder following such assignment, including for the remaining term of the Lease (including all renewal and extension periods, if applicable). Notwithstanding anything stated to the contrary, a Material Adverse Change shall not include
(1) changes in general economic, financial, capital markets or real estate market conditions, or (2) changes in the financial condition, creditworthiness, or credit rating of Tenant (other than in connection with an assignment of the Lease as described above). The occurrence of a Material Adverse Change shall be treated solely as a failure of a condition precedent to Purchaser’s obligation to close and shall not constitute a default or breach by Seller under this Agreement. Purchaser shall bear the burden of demonstrating that the applicable event, condition or circumstance constitutes a Material Adverse Change and that such Material Adverse Change is not subject to any of the exclusions set forth herein.
(l)Tenant shall have approved the Replacement Guarantor [***];
(m)all Landlord Work has been completed [***], and Tenant shall have provided such confirmation or acknowledgment of completion of the Landlord Work, [***];
(n)no judgment, order, injunction, decree, regulation, or ruling of any court or Governmental Authority shall be in effect that would prohibit, restrain, or make illegal the consummation of the transactions contemplated by this Agreement; and
(o)no Laws shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions contemplated by this Agreement, and no judicial or administrative suit, action, investigation, inquiry, or other proceeding by any person or Governmental Authority shall have been instituted against Seller, Property Owner, the Property, or Purchaser that challenges the validity or legality of the transactions contemplated by this Agreement, unless the same shall have been dismissed, released, or otherwise resolved so as not to materially and adversely affect the consummation of the transaction contemplated hereby prior to Closing.
In the event any of the foregoing conditions precedent has not been satisfied or waived on or before the Closing Date, Purchaser shall provide Seller with written notice thereof specifying the unsatisfied condition(s), and Seller shall have a period of ten (10) Business Days following receipt of such notice to cure or satisfy such condition (provided that if Seller is diligently pursuing a cure and such condition cannot be cured within ten (10) Business Days, then Seller shall have an additional fifteen (15) Business Days to cure such condition, and the Closing Date shall be automatically extended to accommodate such cure period). If such condition remains unsatisfied after the expiration of such cure period, then Purchaser shall have the right to terminate this Agreement by written notice to Seller on or before the Closing Date, in which event the Letter of Credit shall be promptly returned by the Escrow Agent to Purchaser, and thereafter, neither Seller nor Purchaser shall have any further obligation hereunder, except as to those obligations provided for herein which are stated to survive termination of this Agreement; provided, however, if any of the foregoing conditions have not been satisfied due to a default of Seller, then Purchaser’s rights and remedies shall be governed by Section 6.2. If, prior to the consummation of the Closing, Purchaser has actual (and not constructive, implied or imputed) knowledge that Seller has breached or is in breach of this Agreement (including any failure by Seller to keep, observe, perform or comply with its obligations hereunder, and including the existence of any fact or circumstance which constitutes or results in a misrepresentation by Seller (or which would constitute a misrepresentation by Seller if known by Seller)), and if Purchaser nevertheless proceeds with the Closing, then such breach shall be deemed to have been waived by Purchaser and Seller shall have no Liability for such breach. For avoidance of doubt, Purchaser shall not be entitled to Pursuit Costs in connection with any termination of this Agreement resulting from the mere failure of any condition precedent (absent a default) to Purchaser’s obligation to close set forth in this Agreement.
6.7Companion Contracts. Concurrently herewith, Purchaser is entering into those certain other agreements set forth on Schedule 1 attached hereto (other than this Agreement) (each, a “Companion Contract”; together with the Agreement, the “Interest Purchase Agreements”) pursuant to which the applicable sellers thereunder (the “Other Sellers”) have agreed to sell to Purchaser, and Purchaser has agreed to purchase from such Other Sellers, the direct or indirect ownership interests in the entities (collectively, the “Companion Entity Interests”) owning the applicable companion properties

(collectively, the “Companion Properties”), each in accordance with and subject to the terms and conditions of the applicable Companion Contract. The parties acknowledge and agree that the transactions contemplated by this Agreement and the Companion Contracts are separate and independent transactions. For the avoidance of doubt, the termination of any Interest Purchase Agreement due to casualty, condemnation, failure of a condition relating solely to the applicable Companion Property, or any other circumstance not constituting a seller default shall not give rise to any right to terminate this Agreement or any other Companion Contract solely by reason of such termination. The Closing under this Agreement shall not be conditioned upon, and need not occur simultaneously with, the consummation of any Companion Contract. The termination, cancellation or failure to close of any Companion Contract shall not, in and of itself, constitute a default hereunder or give rise to any right to terminate this Agreement, and the termination of this Agreement shall not, in and of itself, terminate any Companion Contract. Purchaser shall not have the right to consummate the transactions contemplated by this Agreement with respect to fewer than all of the Membership Interests.
VII.
Closing
7.1Closing Date. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. The parties shall conduct an escrow-style closing through the Escrow Agent so that it will not be necessary for any party to physically attend the Closing. Purchaser and Seller shall each have pre-closings to finalize and sign all documents not later than one (1) Business Day prior to Closing and deliver such items to Escrow Agent, with copies to Purchaser’s and Seller’s respective counsel, with title transfer and payment of the Purchase Price to be completed on the Closing Date. Seller and Purchaser shall each have a one-time right to extend the Closing Date by no more than thirty (30) days upon delivering written notice to the other party not less than ten (10) Business Days prior to the then-scheduled Closing Date. In addition to the foregoing: (a) Purchaser shall deposit all of its equity funds for the purchase of the Membership Interests (meaning all monies required for Purchaser’s purchase of the Membership Interests pursuant to this Agreement less and except such amounts as are being funded (the “Financed Purchase Money”) by one or more third party lender(s) unaffiliated with Purchaser (collectively, the “Purchaser’s Lender”) into the Closing escrow no later than 2:00 pm Eastern Time on the Closing Date; and (b) Purchaser shall request of Purchaser’s Lender that Purchaser’s Lender deposit all Financed Purchase Money into the Closing escrow no later than 12:00 pm Eastern Time on the Closing Date. The Closing shall be held commencing at 9:00 a.m., Eastern Time, on June 1, 2026 (or at an earlier or later date and time if agreed to in writing by Purchaser and Seller), subject to the terms and conditions of this Agreement.
7.2Closing Matters.
(a)Seller’s Deliveries. At or prior to the Closing, Seller shall deliver or cause to be delivered into escrow with Escrow Agent:
(i)an assignment and assumption of membership interests in the form attached hereto as Exhibit C and incorporated herein (“Assignment and Assumption of Membership Interests”), duly executed by Seller, pursuant to which Seller shall convey and assign all of Seller’s right, title and interest in and to the Membership Interests to Purchaser;
(ii)all such disclosures, reports, filings and certificates as are required by applicable state, county and local law in connection with the conveyance of the Membership Interests;

(iii)to the extent available and in Seller’s and/or Property Owner’s actual possession or reasonable control, originals of the Lease, Project Agreements, and Assumed Contracts;
(iv)possession of the Property (through Property Owner), subject to any rights of parties pursuant to any Permitted Exceptions;
(v)certificates of Seller respecting the “non-foreign” status of Seller in the form(s) set forth in Exhibit D attached hereto and incorporated herein;
(vi)a closing statement (the “Closing Statement”), as agreed by the parties to be included in the Closing Statement, by not later than two (2) days prior to the Closing Date;
(vii)To the extent not previously delivered to Purchaser, a copy of the Estoppel
Certificate.
(viii)(A) evidence of termination of all existing management agreements for the Property and (B) evidence of termination of those Contracts required to be terminated hereunder;
(ix)a customary owner’s title affidavit, in a form reasonably acceptable to the Seller and the Title Company, which shall in all events be sufficient for the issuance of the Title Policy, and a non-imputation affidavit in form reasonably acceptable to the Title Company sufficient to permit the Title Company to issue the non-imputation endorsement for the Title Policy;
if and to the extent reasonably required by the Title Company, evidence of the due organization, existence and good standing of Seller and a resolution of Seller in form reasonably acceptable to the Title Company authorizing the transaction(s) contemplated by this Agreement and authorizing the actions of the authorized party, member or manager executing the Seller’s documents in connection with the sale of the Membership Interests;

(x)all keys in Seller’s and/or Property Owner’s possession to all doors to and within the improvements located on the Property;
(xi)a letter, executed by Seller on behalf of Property Owner, advising Tenant of the change in control of Property Owner from Seller to Purchaser and directing that Rents and other payments thereafter be delivered to Purchaser or a designee of Purchaser, and similar notices for the Assumed Contracts, each in form and substance reasonably acceptable to Purchaser;
(xii)Intentionally Omitted;
(xiii)Intentionally Omitted;
(xiv)customary payoff letters to allow for the payoff, termination and discharge of any existing indebtedness;
(xv)true and complete limited liability company record books of Property Owner (to be delivered in ".pdf" format to Purchaser or in another form mutually acceptable to Purchaser and Seller);

(xvi)written evidence of the resignation of each current officer, authorized signatory, authorized person, manager, and/or director of Property Owner, effective as of the Closing Date; and
(xvii)such other agreements, instruments, or documents as may be reasonably required by the Title Company, relating to the issuance of the Title Policy at the Closing and/or authorizing Seller to consummate the sale of the Membership Interests to Purchaser in accordance with this Agreement (including, without limitation, evidence of the due organization, existence and good standing of Seller and a resolution of Seller in form reasonably acceptable to the Title Company authorizing the transaction(s) contemplated by this Agreement and designating those persons authorized to execute and deliver all necessary documents at Closing).
(b)Purchaser’s Deliveries. At or prior to the Closing, Purchaser shall deliver or cause to be delivered into escrow with the Escrow Agent:
(i)the Purchase Price to Seller;
(ii)the Assignment and Assumption of Membership Interests, duly executed by Purchaser;
(iii)all such disclosures, reports, filings and certificates as are required by applicable state, county and local law in connection with the conveyance of the Membership Interests to Purchaser;
(iv)Closing Statement(s);
such other agreements, instruments, or documents as may be reasonably required by the Title Company, relating to the issuance of the Title Policy at the Closing and/or authorizing Purchaser to consummate the sale of the Membership Interests to Purchaser in accordance with this Agreement (including, without limitation, evidence of the due organization, existence and good standing of Purchaser and a resolution of Purchaser in form reasonably acceptable to the Title Company authorizing the transaction(s) contemplated by this Agreement and designating those persons authorized to execute and deliver all necessary documents at Closing); and
(v)the Replacement Guaranty, duly executed by the Replacement Guarantor.
(c)Prorations.
(i)Adjustment Time. At Closing, the following items shall be prorated as of 11:59 p.m. on the date immediately preceding the Closing Date (the “Adjustment Time”) with respect to the Membership Interests, Property Owner and/or the Property (as applicable): (a) base rent and any additional rent or other amounts payable under the Lease (collectively, “Rents”); (b) any prepaid amounts under Contracts; and (c) any other items of income or expense expressly required to be prorated pursuant to this Agreement. Except as set forth in Schedule 6 attached hereto, nothing contained in this Section shall prorate any Transfer Taxes. Seller shall receive a credit at Closing for any prepaid amounts under the Assumed Contracts that were paid by Seller and are attributable to the periods from and after the Closing Date.

(ii)Taxes. Taxes levied against the Property and/or Property Owner shall be prorated on an accrual basis as of the Adjustment Time, on the basis of the most recent ascertainable tax bills. If the current year’s tax bill is not available, proration shall be based on 100% of the prior year’s tax bill. Taxes attributable to any period prior to Closing shall be the responsibility of Seller, and Taxes attributable to any period from and after Closing shall be the responsibility of Purchaser.
(iii)Insurance. Property Owner’s existing insurance policies shall be terminated as of the moment immediately prior to Closing at Seller’s sole cost and expense, and, subject to Articles VIII and IX below, Seller shall be entitled to retain any refund of unearned premiums and Purchaser shall be solely responsible for obtaining replacement coverage effective as of Closing.
(iv)Utilities. Water, sewer, electric, fuel (if any) and other utility charges, other than those for which Tenant is responsible directly to the provider, shall be prorated as of the Adjustment Time. If consumption of any of the foregoing is measured by meter, Seller shall, prior to the Closing Date, use commercially reasonable efforts to obtain a reading of each such meter and a final bill as of the Closing Date. If there is no such meter or if the bill for any of the foregoing will not have been issued as of the Closing Date, the charges therefor shall be adjusted as of the Adjustment Time on the basis of the charges of the prior period for which such bills were issued and shall be further adjusted between the parties when the bills for the correct period are issued.
(v)Operating Expenses. All operating expenses (which are not payable directly by Tenant pursuant to the Lease) accrued through the Adjustment Time shall be paid by Seller, and operating expenses attributable to and accruing on the Closing Date and thereafter shall be paid by Purchaser. To the extent any such expenses and charges are not determinable as of the Closing Date, such expenses and charges shall be paid promptly upon receipt of an invoice therefor by the party obligated for payment thereof. Notwithstanding anything to the contrary contained herein, Seller shall be entitled to cause Property Owner to distribute to Seller, and Seller shall retain and be entitled to, all cash, cash equivalents, and funds on deposit in any operating accounts, reserve accounts, or other deposit accounts of Property Owner as of the Closing Date (collectively, the “Retained Cash”), and such Retained Cash shall not be transferred or assigned to Purchaser as part of the transactions contemplated hereby. Purchaser acknowledges that Purchaser shall not receive a credit for, and shall have no right, title or interest in, any Retained Cash.
Rents. All Rents collected for the period which includes the Closing shall be prorated as of the Adjustment Time, so that Rents attributable to the period ending as of the Adjustment

Time shall belong to Seller, and Rents attributable to the period commencing on or following the Adjustment Time shall belong to Purchaser. If, as of Closing, any Rents in respect of the month in which Closing occurs or any prior months are unpaid by Tenant (“Delinquent Rents”), then such amounts shall not be prorated, and following the Closing and on a monthly basis, Purchaser shall apply Rents collected on or after the Closing Date (without regard to any designation) as follows: first, to Rents attributable to the period on or after the Closing Date and to reasonable costs of collection actually incurred by Purchaser, and second, to Rents attributable to periods prior to the Closing Date. Following the Closing, Purchaser will invoice Tenant for payment of Delinquent Rents applicable to the period before the Closing Date during the first six (6) months following the Closing Date in the ordinary course. After such six (6) month period, Seller may pursue collection of any Delinquent Rents that were past due as of the Closing Date; provided that Seller shall have no right to terminate the Lease or Tenant’s occupancy thereunder or institute any eviction or similar proceeding in connection therewith (but may, without limitation, pursue a claim under any applicable guaranty). All Rents received by Seller after Closing which are due to Purchaser under this Section shall be promptly paid by Seller to Purchaser, and all Rents received by Purchaser after Closing which are due to Seller under this Section shall be promptly paid by Purchaser to Seller.
(vi)Leasing Costs. Purchaser shall receive a credit at Closing for all Leasing Costs that are due and payable or outstanding as of the Closing Date, and for Leasing Costs relating to any extension or renewal of the Lease only to the extent such extension or renewal has been validly exercised by Tenant prior to the Closing Date. Purchaser shall not receive a credit for any Leasing Costs that may become payable in connection with any future, unexercised renewal, extension or expansion rights under the Lease. To the extent any Leasing Costs or landlord work obligations set forth on Schedule 3(h)(ii) remain unpaid or unperformed as of the Closing Date, Seller shall, at Seller’s election, either (i) pay such amounts prior to Closing, or (ii) provide Purchaser a credit at Closing in the amount thereof.
(vii)Purchase Price Credit. At Closing, Purchaser shall receive a credit against the Purchase Price in the amount of Three Hundred Fifty One Thousand Four Hundred Sixty Seven and No/100 Dollars ($351,467.00) for the purpose of satisfying certain obligations of Property Owner with respect to the Property.
(viii)Other. All other items of income and expense for or pertaining to the Property, including, but not limited to, maintenance, service charges, and license fees, will be prorated as of the Adjustment Time based on amounts actually accrued through the Adjustment Time.
(d)Purchaser’s Assumption. Purchaser agrees to assume and perform all of the covenants and obligations of the Property Owner pursuant to the Permitted Exceptions, the Lease and Contracts which are accrued and performable subsequent to the Closing Date. Purchaser hereby acknowledges that the Contracts described in Schedule 3(i)(ii) may require the consent of, or notice to, the counterparty thereto or other third parties in connection with the transactions contemplated hereby, and Seller shall use commercially reasonable efforts to obtain any such required consents and/or deliver any such required notices prior to or concurrently with the Closing; provided however, that Seller’s failure to obtain any such consent shall not be a condition to Closing nor constitute a Seller default of this Agreement.
Final Adjustment After Closing. If final prorations cannot be finally made at the Closing for any item being prorated under this Section, or are incorrectly apportioned at Closing or subsequent thereto, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available or such error is discovered. Final adjustment shall be made as soon as reasonably possible after the Closing, but in no event later than sixty (60) days after the Closing Date with respect to items for which invoices or bills are customarily available within such period, including utilities and similar operating expenses. Adjustments arising from real estate Taxes shall be made within thirty (30) days after the final tax bill applicable to the prorated period becomes available. Adjustments relating to any minimum demand electricity charges or similar utility charges that are not billed within such sixty (60) day period shall be reconciled within thirty (30) days after such charges are actually billed. Payments in connection with the final adjustment shall be due no later than ten (10) days after written notice thereof. Any claim for adjustment not made prior to the applicable adjustment deadline set forth above shall be deemed waived.

(e)Survival Provisions. The agreements set forth in this Section 7.2 shall survive the Closing and be enforceable until fully performed.
7.3Closing Costs. Seller and Purchaser shall pay for the following closing costs in accordance with local custom as set forth on Schedule 2 attached hereto: (i) the cost of the Survey and (ii) the costs for the Commitment, the cost of the premium for an owner’s policy of title insurance in the amount of the Purchase Price, with extended coverage and all endorsements requested by Purchaser during the Inspection Period, and subject only to Permitted Exceptions, and any charges or premiums for any endorsements (subject to the survey requirements of Article IV hereof), including a non-imputation endorsement (the “Title Policy”). Transfer Taxes, if any, shall be paid in accordance with Section 3.9(g) above.
7.4Seller shall pay (a) all costs related to the satisfaction and release of any Mandatory Cure Item prior to the Closing, (b) one-half of any escrow fee or closing fee charged by the Escrow Agent or the Title Company, and (c) one-half of all the premiums, underwriting fees, brokers’ commissions and other costs and expenses associated with or payable in connection with pursuing and obtaining coverage under the R&W Policy. Purchaser shall pay for (A) one-half of any escrow fee or closing fee charged by the Escrow Agent or the Title Company, (B) any mortgage recording fees/taxes applicable to any financing obtained by Purchaser, (C) the simultaneous issue loan policy and loan policy endorsement package (if any), (D) all its lender closing costs and costs of any inspections or tests it authorizes or conducts, and (E) one-half of all the premiums, underwriting fees, brokers’ commissions and other costs and expenses associated with or payable in connection with pursuing and obtaining coverage under the R&W Policy. Except as otherwise provided in Section 6.3, each party shall be responsible for the payment of its own attorneys’ fees.
7.5Real Estate Commissions. Seller agrees to pay to Eastdil Secured (“Seller’s Broker”) a real estate commission at Closing pursuant to the terms of a separate agreement between Seller and Seller’s Broker. Other than as stated above, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission, finder’s fee or other compensation is payable to any person or entity claiming by, through or under the indemnifying party in connection with the transaction(s) contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission, finder’s fee or other compensation to any person or entity claiming by, through or under Seller or Purchaser, as applicable (it being understood and agreed that Purchaser’s indemnity of Seller shall not apply with respect to Seller’s Broker). This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing or earlier termination of this Agreement.
7.6Tax Appeals. Seller shall have the right, at Seller’s sole cost and expense, to commence, prosecute and/or settle any real estate tax (or similar ad valorem tax) appeals on behalf of the Property Owner with respect to any tax period ending on or prior to the Closing Date, whether or not such appeal was initiated prior to the Closing (the “Seller’s Tax Appeals”). If any such real estate tax appeals are ongoing as of the Closing (the “Closing Tax Year Appeals”), then, at Closing, Seller shall turn over the prosecution of such tax appeals to Purchaser and Purchaser shall have the right to prosecute such tax appeal to a final determination or settlement. Purchaser shall keep Seller reasonably informed of the status of such tax appeal upon Seller’s written request therefor. All proceeds of the final determination of the Seller’s

Tax Appeals shall belong to the Seller and, if received by Purchaser, shall be promptly paid over to the Seller. Any proceeds of the final determination or settlement of the Closing Tax Year Appeals shall be apportioned between Seller and Purchaser in the same manner as other apportionments are made at Closing pursuant to Section 7.2(c)(ii), and Purchaser shall cause all proceeds allocable to Seller and received by Purchaser to be promptly paid over to Seller (net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses reasonably incurred by Purchaser in connection therewith), and those proceeds allocable to Purchaser shall belong to Purchaser. Any proceeds allocable to Purchaser and received by Seller shall be held by Seller in trust for the Purchaser and shall be promptly paid over the Purchaser. The provisions of this Section 7.6 shall survive the Closing.
VIII.
Condemnation
8.1Condemnation. If, prior to Closing, either of the following occurs with regard to all or any portion of the Real Property (each, a “Condemnation Event”): (a) any Governmental Authority or other entity having condemnation authority shall institute an eminent domain proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute such proceedings), or (b) Dominion Energy shall take any action to pursue, as its intended route for the Transmission Line Project, the paths labeled as “Gainesville 2 – 100’-150’New ROW” or “Gainesville 3 – 100’-150’New ROW” on Schedule 5 attached hereto, or any other path that would result in the transmission line being constructed within the boundaries of the Real Property (or land or easements being granted or taken for the same), Seller shall give prompt (but not later than within five (5) Business Days of obtaining actual knowledge of such Condemnation Event) written notice thereof to Purchaser which shall contain all relevant information regarding the Condemnation Event (a “Condemnation Event Notice”). Purchaser shall have the right to terminate this Agreement solely in the event of a Major Condemnation (as hereinafter defined). In such event, Purchaser may terminate this Agreement by written notice to Seller delivered within ten (10) Business Days after Seller provides Purchaser with a Condemnation Event Notice, and the Closing shall be adjourned as reasonably necessary to permit such notice period. If Purchaser does not timely exercise its termination right in accordance with the preceding sentences, Purchaser shall be deemed to have waived such termination right. In the event Purchaser elects to terminate this Agreement in accordance with this Section, the Letter of Credit shall be promptly returned to Purchaser and thereafter neither party shall have any further rights or obligations hereunder except for those provisions which expressly survive termination. If Purchaser does not validly terminate this Agreement in accordance with this Section, or has no right to terminate this Agreement in accordance with this Section, Seller and Purchaser shall close in accordance with the terms hereof with no reduction in the Purchase Price, Seller shall assign and cause Property Owner to assign to Purchaser at Closing all of Seller’s and Property Owner’s right, title and interest in and to all proceeds resulting or to result from such Condemnation Event (it being understood and agreed that the rights, title and interests of Property Owner in and to the foregoing will be assigned to Purchaser at Closing by virtue of the transfer of the Membership Interests), and Seller shall pay over to Property Owner an amount equal to all proceeds actually received by Seller for such Condemnation Event (with such amounts not to be treated as Retained Cash); provided, that Purchaser acknowledges that any such proceeds shall be subject to the terms of the Lease and the rights of Tenant thereunder. Seller shall use commercially reasonable efforts to cause the applicable insurer or adjuster to approve, prior to Closing, the amount of any rent loss and business interruption insurance proceeds payable in connection with such Condemnation Event, and the parties shall prorate at Closing (with prompt adjustment after Closing if the approved amount is modified after Closing) any rent loss and business interruption proceeds approved and payable with respect to such Condemnation Event (subject to the terms of the Lease and the rights of Tenant thereunder). A “Major Condemnation” shall mean a Condemnation Event that would result in (1) the value of the portion of the

Property taken or proposed to be taken exceeding five percent (5%) of the Purchase Price, (2) any reduction in any amount of the building located on the Property, (3) the reduction of more than five percent (5%) in the number of parking spaces at the Property, or such other amount that would result in the Property not being in compliance with applicable laws, (4) the permanent, material disruption of access to the Property, (5) Tenant having the right to terminate the Lease or abate rent (unless Tenant executes an irrevocable written waiver of such right), or (6) Purchaser being unable to continue the existing use of the Property in Purchaser’s reasonable discretion (including, without limitation, if the Property is legal nonconforming under zoning laws and cannot be restored to the state that existed prior to such Condemnation Event or used for the uses that existed prior to such Condemnation Event). Notwithstanding anything in this Agreement to the contrary, any permitted termination of this Agreement by Purchaser pursuant to this Article VIII shall be treated solely as a failure of a condition precedent to Purchaser’s obligation to close and shall not constitute a default or breach by Seller under this Agreement, and Purchaser shall not be entitled to reimbursement of Pursuit Costs or any other damages in connection with any such termination. The provisions of this Section shall survive the Closing.
IX.
Casualty
9.1Casualty Loss Notice. If, prior to the Closing, any of the Improvements shall be damaged by fire or other casualty (collectively, “Casualty”), then Seller shall promptly (but not later than within five (5) Business Days of obtaining knowledge of such Casualty) deliver to Purchaser written notice (“Casualty Loss Notice”) of such Casualty.
9.2Material Loss. For the purposes of this Section 9.2, “Material Damage” shall mean any damage by Casualty or any other cause whatsoever that (1) is reasonably estimated to cost five percent (5%) of the Purchase Price or greater to fully repair (the “Repair Cost”), as estimated by a consultant reasonably acceptable to Purchaser and Seller, or (2) would cause Tenant to have the right to terminate the Lease (unless Tenant executes an irrevocable written waiver of such right), or (3) would otherwise materially prevent Purchaser from continuing the existing use of the Property in Purchaser’s reasonable discretion (including, without limitation, if the Property is legal nonconforming under zoning laws and cannot be rebuilt to the state that existed prior to such damage or used for the uses that existed prior to such damage). On the occurrence of any Material Damage, Purchaser may terminate this Agreement by delivering written notice to Seller within ten (10) Business Days after receipt of the Casualty Loss Notice. Failure of Purchaser to deliver written notice of termination within said period shall be conclusively deemed to be an election not to terminate this Agreement. In the event Purchaser elects to terminate this Agreement under this Section 9.2, the Letter of Credit shall be promptly returned to Purchaser and neither party shall thereafter have any further rights or obligations hereunder, except with respect to provisions which expressly survive termination. In the event this Agreement is not terminated pursuant to this Section 9.2, Seller shall (a) assign and cause Property Owner to assign (by appropriate documentation executed at Closing, to the extent applicable) to Purchaser the right to receive all insurance proceeds directly and/or indirectly payable to Seller and/or Property Owner as a result of such Casualty and, at Closing, Purchaser shall receive a credit for the sum of (I) the amount of any deductible (it being understood and agreed that the rights of Property Owner in and to the foregoing will be assigned to Purchaser at the Closing by virtue of the transfer of the Membership Interests), (II) the uninsured or self-insured portion of such damage (including any rent loss and business interruption losses actually incurred through the Closing Date), and (III) all proceeds actually received by Seller in connection with such

Casualty (it being understood and agreed that none of the aforementioned amounts in subclauses (I) through (III) shall be treated as Retained Cash); provided, however, that to the extent the Lease requires Property Owner to commence repair or reconstruction of the Improvements prior to Closing, Seller may cause Property Owner to apply insurance proceeds toward such repair or reconstruction obligations in accordance with the terms of the Lease, and the assignment of insurance proceeds to Purchaser at Closing shall be limited to the remaining unapplied proceeds so long as Property Owner used such amounts for reconstruction in accordance with the Lease. Notwithstanding the foregoing, Purchaser acknowledges that this Section 9.2 shall in all cases be subject to the terms of the Lease.

9.3Non-Material Loss. If the Casualty does not result in Material Damage to the Property, Purchaser shall have no right to terminate this Agreement, and the rights and obligations of the parties shall be governed by the applicable provisions of Section 9.2 above. Seller shall (i) either fully repair the Improvements or assign insurance proceeds in accordance with Section 9.2, (ii) at Closing, give to Purchaser a credit for the sum of (I) the amount of any deductible (it being understood and agreed that the rights of Property Owner in and to the foregoing will be assigned to Purchaser at the Closing by virtue of the transfer of the Membership Interests), (II) the uninsured or self-insured portion of such damage (including any rent loss and business interruption losses actually incurred through the Closing Date), and
(III) all proceeds actually received by Seller in connection with such Casualty (it being understood and agreed that none of the aforementioned amounts in subclauses (I) through (III) shall be treated as Retained Cash), and Purchaser shall close without any reduction in the Purchase Price except as expressly provided therein.
9.4Survival. The provisions of this Article IX shall survive the Closing.
X.
Miscellaneous
10.1Entire Agreement. This Agreement (and all exhibits, schedules and documents executed in connection herewith and/or with respect to the Closing) contains the entire agreement of the parties hereto with respect to the subject matter hereof. There are no other agreements between the parties hereto with respect to the subject matter hereof, oral or written. This Agreement may be varied, amended and/or superseded only by written agreement signed by the parties hereto.
10.2Agreement Binding on Parties; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the respective heirs, personal representatives, successors, and assigns of each of the parties hereto. Except as otherwise provided in the next sentence of this Section 10.2, Purchaser shall not have the right to assign its rights under this Agreement, or any interest hereunder, except with the prior written consent of Seller, which consent may be given or withheld in Seller’s sole discretion. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement upon the following conditions: (i) the assignee of Purchaser must be an Affiliate (as hereinafter defined) of Purchaser, and shall assume all of the obligations of Purchaser under this Agreement, (ii) Purchaser shall remain jointly and severally liable with such Affiliate for the performance of Purchaser’s obligations, (iii) a copy of the fully executed written assignment and assumption agreement to such an Affiliate shall be delivered to Seller at least three (3) days prior to Closing, (iv) [***]; (v) [***]; and (vi) concurrently with such assignment, the assignee shall deliver to Escrow Agent a replacement Letter of Credit (or cause the existing Letter of Credit to be amended to name such assignee as applicant) in accordance with the requirements of Section 2.2, and the existing Letter of Credit shall not be released until such replacement or amendment is effective. For purposes of this Agreement, “Affiliate” means with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or under common control with, such specified person. For purposes of this definition, “control”, when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.
10.3Intentionally Omitted.
10.4Notice. Any notice, communication, request, reply or advice (collectively, “Notice”) provided for or permitted by this Agreement to be made or accepted by either party must be in writing.
Notice may, unless otherwise provided herein, be given or served by (i) depositing the same in the United States mail, postage paid, certified, and addressed to the party to be notified, with return receipt requested,
(ii) delivering the same to such party, or an agent of such party, in person or by commercial courier, (iii) depositing the same into custody of a nationally recognized overnight delivery service such as Federal Express Corporation or (iv) electronically sending the same to the recipient as set forth below with no rejection thereof. Service of any such notice or demand so made by personal delivery, registered or certified mail, recognized overnight courier, or electronic mail shall be deemed complete on the date of actual delivery as shown by the addressee’s registry or certification receipt or, as to electronic mail, upon delivery with proof of transmission if delivered by 11:59 pm Eastern Time (or, if delivered after 11:59 pm Eastern Time, such electronic mail transmission shall be deemed to be received on the following Business Day). For the purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:
Seller:    US GCDC Phase 1 Holdings LLC
[***]
[***]
[***]
[***]
[***]
[***]

and to:    [***]
[***]
[***]
[***]
[***]

and to:    [***]
[***]
[***]
[***]
[***]
[***]

copy to:    DLA Piper LLP (US)
200 South Biscayne Boulevard, Suite 2500
Miami, FL 33131-5341
Attn: Michael Bedke

Email: Michael.bedke@us.dlapiper.com

Purchaser: c/o Blue Owl Real Estate Capital LLC 150 North Riverside Plaza, 37th Floor Chicago, Illinois 60606
Attention: Asset Management
E-mail: RealEstateAM@blueowl.com

and to:    c/o Blue Owl Real Estate Capital LLC 150 North Riverside Plaza, 37th Floor Chicago, Illinois 60606
Attention: Patrick Lawler, Will Dobie
E-mail: patrick.lawler@blueowl.com; will.dobie@blueowl.com

copy to:    Kirkland & Ellis LLP
333 West Wolf Point Plaza Chicago, IL 60654
Attention: David A. Rosenberg and David P. Stanek
E-mail: david.rosenberg@kirkland.com; david.stanek@kirkland.com
Escrow Agent:    Chicago Title Insurance Company
3100 Monticello, Suite 800
Dallas, Texas 75205 Attn: Kristi Covey
Email: Kristi.covey@ctt.com Reference Number VA2600315
The parties hereto shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by delivering at least five (5) days’ prior written notice thereof to the other party. Attorneys for either party may give or receive notices as provided herein for the party such attorney represents.
10.5Time of the Essence. Time is of the essence in all things pertaining to the performance of this Agreement.
10.6Governing Law and Consent to Jurisdiction. This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia, without regard to conflict of laws principles. The parties hereto agree that any action arising out of this Agreement must be commenced by Seller or Purchaser in the Circuit Court of the Commonwealth of Virginia or in U.S. federal courts in the Commonwealth of Virginia and each party hereby consents to the jurisdiction of the above courts in any such action and to the laying of venue in the Commonwealth of Virginia; provided that, Purchaser may seek to enforce specific performance of this Agreement in any state or federal court located in the State of Delaware, and each party hereby consents to the jurisdiction of, and the laying of venue in, the above courts in any such action.
10.7Section Headings. The article and section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several articles and sections hereof.
10.8Obligations. Except as expressly set forth in this Agreement or in any document executed and delivered at Closing, the terms, conditions, obligations and rights set forth herein shall be deemed terminated at the time of Closing, and will merge into the various documents executed and delivered at the time of Closing.
10.9Business Days; Calculation of Time Periods. In the event that any date or any period provided for in this Agreement shall end on a Saturday, Sunday or nationally recognized federal holiday, the applicable date or period shall be extended to the first Business Day following such Saturday, Sunday or legal holiday. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Eastern Time, unless otherwise expressly provided for herein.

10.10No Recordation. Without the prior written consent of Seller and Purchaser, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum thereof, by Purchaser or Seller without the prior written consent of Seller or Purchaser, respectively, shall constitute a default hereunder by the party filing or recording this Agreement or any such memorandum thereof.
10.11Counterparts and Execution and Delivery by Electronic Transmission. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, collectively, shall comprise one and the same instrument. Furthermore, this Agreement may be executed by .pdf or via DocuSign and delivered by electronic transmission. The parties intend that electronic (e.g.,
.pdf format or DocuSign) signatures constitute original signatures and that an electronic copy or counterparts of this Agreement containing signatures (original or electronic) of a party is binding upon that party.
10.12Severability. If any provision of this Agreement or application to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, then the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.
10.13Exclusivity of Seller’s Marketing Rights. It is expressly understood and agreed that Seller shall have no right to (or to permit Property Owner and/or any other affiliate of Seller to) market all or any portion of the Membership Interests, Property Owner and/or the Property for sale and to solicit and negotiate offers for the purchase and sale of all or any portion of the Membership Interests, Property Owner and/or the Property during the pendency of this Agreement.
10.14Waiver. Failure of either party to complain of any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by such party to any of its rights hereunder, except to the extent otherwise set forth herein. No waiver by any party at any time, expressed or implied, of any breach of any provision of this Agreement shall be deemed a waiver or a breach of any other provision of this Agreement or a consent to any subsequent breach of the same or any other provision. If any action by any party shall require the consent or approval of another party, then such consent or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent to or approval of any action on the same or any subsequent occasion.
10.15Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by Seller or Purchaser, Seller and Purchaser hereby agree to perform, execute and deliver, or cause to be performed, executed and delivered, on the Closing Date or thereafter any and all such further acts, deeds and assurances as Purchaser or Seller, as the case may be, may reasonably require in order to consummate fully the transactions contemplated hereunder.
10.16Intentionally Omitted.
10.17Incorporation. The Recitals set forth at the beginning of this Agreement and exhibits and schedules attached hereto are hereby incorporated as if fully set forth herein.
10.183-14 Audit. Seller agrees to provide Purchaser’s auditors (or the auditors of Purchaser’s parent company) with reasonable access to Seller's books and records relating solely to the Property as reasonably required to complete any SEC Regulation S-X Section 3-14 Audit. Purchaser shall reimburse Seller any reasonable, actual, out-of-pocket costs incurred by Seller in connection with its obligations under this provision. The obligation of Seller to provide such access shall survive the Closing for a period of ninety (90) days.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement under seal as of the Effective Date.
SELLER:

US GCDC PHASE 1 HOLDINGS LLC,
a Delaware limited liability company
By: [***], a [***], its [***]

By:    [***], a [***], its [***],
By:    [***], a [***], its [***],

By:         Name: [***]
Its:    [***]

[Signature Page to Purchase and Sale Agreement]

PURCHASER:

NVA11A LLC,
a Delaware limited liability company

By: /s/ Nitin Sathe     Name: Nitin Sathe
Title: Authorized Signatory

[Signature Page to Purchase and Sale Agreement]

JOINDER BY ESCROW AGENT

CHICAGO TITLE INSURANCE COMPANY, referred to in this Agreement as the “Escrow Agent,” hereby acknowledges that it received this Agreement executed by Seller and Purchaser on the 18th day of May, 2026, and accepts the obligations of the Escrow Agent as set forth herein. It further acknowledges that it received the Letter of Credit due in connection with the execution of this Agreement on the 20th day of May, 2026. The Escrow Agent hereby agrees to hold and distribute the Letter of Credit in accordance with the terms and provisions of this Agreement.
CHICAGO TITLE INSURANCE COMPANY

By:     Name: Kristi Covey     Title: Authorized Agent
Address:
Chicago Title Insurance Company 3100 Monticello, Suite 800
Dallas, Texas 75205
Attn: Kristi Covey, Email: Kristi.covey@ctt.com Reference Number VA2600315

EXHIBIT A LEGAL DESCRIPTION
All that certain lot, piece, or parcel of land, with all improvements thereon, lying, and being in the County of Prince William, Virginia, shown and designated as Parcel B-1 on the plat entitled, “Plat Showing Division and Dedication of Private Sanitary Sewer and Access Easements on the Property of GCDC Purchaser LLC, Gainesville Magisterial District, Prince William County, Virginia", dated September 9, 2021, last revised August 31, 2022, prepared by Bowman Consulting Group, Ltd., and recorded as Instrument No. 202210200074653 to which plat reference is hereby made for a more particular description.
TOGETHER WITH those non-exclusive perpetual easements for sanitary sewer, water line, and access; and those temporary construction and grading easements as set forth in that Reciprocal Easement and Maintenance Agreement, dated July 14, 2020, recorded July 15, 2020, in the Clerk’s Office of the Circuit Court of Prince William County, Virginia, as Instrument No. 202007150058374.
AND TOGETHER WITH those certain non-exclusive easements as set forth in ARTICLE VIII of the Gainesville Crossing Campus Amended and Restated Declaration of Covenants, Conditions and Restrictions by GCDC Purchaser LLC, dated March 8, 2024, recorded as Instrument No. 202403120012359.
For informational purposes only: Tax Parcel ID # 7497-46-2858, Account # 026368.

Exhibit B

EXHIBIT B-1 LIST OF WARRANTIES
[***]

EXHIBIT B-2 EXCLUDED WARRANTIES
None.

Exhibit B-2

EXHIBIT C
FORM OF ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS
ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS
[    ], a [    ]
The undersigned, [    ], a [    ] (the “Assignor”), as a member of [    ], a [Delaware] limited liability company (the “Company”), being duly authorized and for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), hereby contributes, transfers, conveys and assigns to [        ], a [        ] (the ”Assignee”), effective as of
    , 2026, all of Assignor’s rights, title and interests in and to all of the membership interests in the Company owned by Assignor (i.e., [ ]% of the total issued and outstanding membership interests in the Company) (collectively, the “Interests”), together with any and all rights, benefits, privileges, and obligations of Assignor under that certain limited liability company operating agreement of the Company dated as of [    ] (as the same may be amended, restated and/or supplemented from time to time, collectively, the “Operating Agreement”).
Assignee hereby: (a) accepts such assignment of the Interests from Assignor; (b) assumes Assignor’s obligations under the Operating Agreement solely to the extent first arising from and after the effective date hereof; (c) agrees to be bound by the provisions of the Operating Agreement from and after the date hereof; (d) agrees to perform all of Assignor’s agreements and obligations under the Operating Agreement solely to the extent first arising from and after the effective date hereof; and (e) agrees to be admitted to the Company as a substitute member of the Company with respect to the Interests being assigned hereby. Assignee acknowledges and agrees that Assignor shall have no liability for any obligations of the Company or under the Operating Agreement arising from and after the effective date hereof.
The parties hereby agree that none of the transactions described herein shall dissolve the Company and the business of the Company shall continue thereafter.
Assignor hereby warrants and represents to Assignee that as of the date hereof, the Interests being assigned and transferred by Assignor to Assignee pursuant to this instrument are owned by Assignor free and clear of any liens or encumbrances created by Assignor, and all requirements and conditions to transfer the Interests have been satisfied. EXCEPT AS EXPRESSLY SET FORTH IN THIS INSTRUMENT, ASSIGNOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE INTERESTS, THE COMPANY OR THE OPERATING AGREEMENT, AND ASSIGNEE ACKNOWLEDGES THAT IT IS ACQUIRING THE INTERESTS “AS IS.”
This instrument and the provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, representatives and/or assigns.
This instrument may be delivered by facsimile, electronic mail or other electronic means and executed in any number of duplicates and counterparts, each of which shall be deemed an original as to the party whose signature it bears, and all of which, when taken together, shall be deemed an original and constitute one and the same instrument.
Assignor hereby agrees to make, execute and deliver to Assignee any and all further instruments of conveyance, assignment or transfer, and any and all other instruments, to the extent reasonably requested by the other party hereto,

Exhibit C

as may be necessary or proper to carry out the purpose and intent of this instrument and/or to fully vest Assignee in all rights, titles and interests of Assignor in and to the Interests, which

Exhibit C

instruments shall be delivered to Assignee as soon as reasonably possible following Assignor’s receipt of written demand therefor from Assignee without any unreasonable condition or delay on the part of Assignor.
Assignee hereby agrees to make, execute and deliver to Assignor any and all further instruments of conveyance, assignment or transfer, and any and all other instruments, to the extent reasonably requested by the other party hereto, as may be necessary or proper to carry out the purpose and intent of this instrument and/or to fully vest Assignee in all rights, titles and interests of Assignor in and to the Interests, which instruments shall be delivered to Assignor as soon as reasonably possible following Assignee’s receipt of written demand therefor from Assignor without any unreasonable condition or delay on the part of Assignee.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK; SIGNATURES FOLLOW]

Exhibit C

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed and made effective as of the date and year first written above.
ASSIGNOR:
[    ],
a [    ]
By:      Name:      Title:

ASSIGNEE:
[    ],
a [    ]
By:      Name:      Title:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS]

Exhibit C

EXHIBIT D CERTIFICATION OF NON-FOREIGN STATUS
Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Internal Revenue Code), the owner of a disregarded entity that has legal title to a U.S. real property interest will be the transferor of the property and not the disregarded entity. The transferor of the subject property is [    ], a(n) [    ] (“[    ]”), and is a disregarded entity as defined in § 1.1445-2(b)(2)(iii) of the Income Tax Regulations. [        ] (“Transferor”) is the entity which files a consolidated tax return for U.S. tax purposes (including Section 1445 of the Code) and will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of the U.S. real property interest by [    ], the undersigned hereby certifies the following as an authorized officer on behalf of Transferor:
:
1.Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations promulgated pursuant thereto);
2.Transferor is not a disregarded entity as defined in § 1.1445-2(b)(2)(iii);
3.Transferor’s United States Employer Identification Number is:     ; and
4.Transferor’s office address is c/o     .
Transferor understands that this Certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment or both.
Under penalties of perjury, I declare that I have examined this Certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.
EXECUTED this     day of     , 2026.
TRANSFEROR:

[    ]

By:         Name:         Title:

Exhibit D

EXHIBIT E ESCROW PROVISIONS
Section 1.01    Escrow Terms. Escrow Agent shall hold, draw from, and disburse the Letter of Credit in accordance with the following provisions:
(a)If the Closing occurs, Escrow Agent shall continue to hold the Letter of Credit in accordance with this Exhibit E until the conditions set forth in Section 6.4 of the Agreement have been satisfied, at which time Escrow Agent shall promptly return the Letter of Credit to Purchaser. For the avoidance of doubt, Escrow Agent shall not release or return the Letter of Credit to Purchaser except as expressly provided in the Agreement.
(b)If for any reason the Closing does not occur and either party makes a written demand upon Escrow Agent for drawing and disbursement of proceeds from, or return of, the Letter of Credit, Escrow Agent shall give written notice to the other party of such demand (provided that if Purchaser elects to terminate this Agreement prior to the expiration of the Inspection Period, no such notice shall be required, and Escrow Agent shall promptly return the Letter of Credit to Purchaser). If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) Business Days after the giving of such notice, Escrow Agent is hereby authorized to take such requested action (and, for the avoidance of doubt, if Seller’s demand is for a draw permitted under Section 6.1 of the Agreement, Escrow Agent shall draw the Letter of Credit upon such direction from Seller, but hold such proceeds and not disburse them unless in accordance with this subparagraph (b)). If Escrow Agent does receive such written objection within such five (5) Business Day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold the Letter of Credit in escrow until otherwise directed by written instructions from the parties to this Agreement or a final judgment in court. However, Escrow Agent shall have the right at any time to deposit the Letter of Credit with a court of competent jurisdiction. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.
(c)In furtherance of, and without expansion of, Seller’s rights under Section 2.2(a)(i)(E) of the Agreement, if (I) the LOC Issuer has delivered written notice of non-renewal in accordance with Section 2.2(a)(i)(D) of the Agreement, (II) Purchaser has not delivered a replacement Letter of Credit meeting the requirements of Section 2.2 of the Agreement at least thirty (30) days prior to the then-current expiration date of the Letter of Credit, and (III) the Letter of Credit has not been returned to Purchaser in accordance with this Agreement, Escrow Agent shall, within three (3) Business Days after written request of Seller, draw the full face amount of the Letter of Credit to be held or disbursed in accordance with subparagraph (b) above. The foregoing draw obligation shall apply whether the Letter of Credit is being held prior to Closing or after Closing pursuant to Section 6.4 of the Agreement. If Seller is entitled to retain such proceeds as liquidated damages pursuant to Section 6.1 of the Agreement and no written objection has been delivered by Purchaser to Escrow Agent within five (5) Business Days after such draw, Escrow Agent shall disburse such proceeds to Seller. If Purchaser delivers a written objection within such five (5) Business Day period, Escrow Agent shall hold the cash proceeds in an interest-bearing account at a federally insured financial institution reasonably acceptable to

Exhibit E

Seller, subject to the same terms and conditions governing the disposition of the Letter of Credit under this Agreement,

Exhibit E

until otherwise directed by written instructions from the parties or a final judgment of a court of competent jurisdiction. Any interest earned on such cash proceeds shall be paid to the party entitled to receive such proceeds. The draw procedure set forth in this subsection (c) shall not be subject to the objection procedure set forth in subsection (b) above. Purchaser hereby irrevocably consents to such draw by Escrow Agent under these circumstances and acknowledges that such draw shall not constitute a default by any party or a determination of the parties’ respective rights to such proceeds, but rather preserves the security in the form of cash pending resolution of the parties’ rights under this Agreement.
Section 1.02 Escrow Agent’s Duties and Responsibilities.
(a)Escrow Agent has signed this Agreement for the sole purpose of agreeing to act as Escrow Agent in accordance with this Agreement. Escrow Agent shall have no duties or responsibilities except those set forth in this Agreement and Seller and Purchaser agree and acknowledge that Escrow Agent shall act hereunder as a depository only.
(b)Escrow Agent shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument, or other document which is given to Escrow Agent without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument, or other document.
(c)The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the duties of the Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Letter of Credit in accordance with the provisions of this Agreement. Escrow Agent shall not be liable for any action taken or omitted by Escrow Agent in good faith and believed by Escrow Agent to be authorized or within its rights or powers conferred upon it by this Agreement, except to the extent caused by Escrow Agent’s gross negligence or willful default. Escrow Agent shall not have any liability or obligation for loss of all or any portion of the Letter of Credit by reason of the insolvency or failure of the institution of depository with whom the escrow account is maintained. Upon the disbursement of the Letter of Credit in accordance with this Agreement, Escrow Agent shall be relieved and released from any liability under this Agreement, except in connection with Escrow Agent’s gross negligence or willful misconduct.
(d)In the event that a dispute shall arise in connection with this Agreement, or as to the rights of the parties in and to, or the disposition of, the Letter of Credit, Escrow Agent shall have the right to: (i) hold and retain the Letter of Credit until such dispute is settled or finally determined by litigation, arbitration, or otherwise; (ii) deposit the Letter of Credit in an appropriate court of law, following which Escrow Agent shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement; (iii) institute an action in interpleader or other similar action permitted by stakeholders in the Commonwealth of Virginia; or (iv) interplead any of the parties in any action or proceeding which may be brought to determine the rights of the parties to all or any part of the Letter of Credit.
(e)Escrow Agent shall not charge a fee for its services as escrow agent.
All costs and expenses incurred by Escrow Agent in performing its duties as the Escrow Agent including, without limitation, reasonable attorneys’ fees (whether paid to retained attorneys or amounts representing the fair value of legal services rendered to or for itself) shall be borne equally by Purchaser and Seller, except however, if any litigation arises under this Agreement

Exhibit E

with respect to the Letter of Credit, all costs and expenses of the litigation shall be borne by whichever of Seller or Purchaser is the losing party.
(f)Escrow Agent has acknowledged agreement to these provisions by signing in the place indicated on the signature page of this Agreement.
Section 1.03 Indemnification of Escrow Agent. Seller and Purchaser hereby agree to, jointly and severally, indemnify, defend, and hold harmless Escrow Agent from and against any liabilities, damages, losses, costs, or expenses incurred by, or claims or charges made against Escrow Agent (including reasonable attorneys’ fees and disbursements) by reason of Escrow Agent acting or failing to act in connection with any of the matters contemplated by this Agreement or in carrying out the terms of this Agreement, except for those matters arising as a result of Escrow Agent’s gross negligence or willful misconduct.
Section 1.04 Survival. This Exhibit E shall survive the Closing and delivery of the Assignment and Assumption of Membership Interests or the earlier termination of this Agreement.
Section 1.05 Conflict. In the event of any conflict or inconsistency between the provisions of this Exhibit E and the provisions of the Agreement (including, without limitation, Section 2.2 and Article VI), the provisions of the Agreement shall control.

Exhibit E

EXHIBIT F
WAIVER & CONSENT

(Attached)

[***]

SCHEDULE 1
GUARANTY
[See attached]
[***]

EXHIBIT G INTENTIONALLY OMITTED

EXHIBIT H INTENTIONALLY OMITTED.

EXHIBIT I INTENTIONALLY OMITTED

EXHIBIT J
FORM OF LETTER OF CREDIT

[***]

EXHIBIT K-1 INTENTIONALLY OMITTED

EXHIBIT K-2 INTENTIONALLY OMITTED

SCHEDULE 1 COMPANION CONTRACTS
1.Membership Interest Purchase Agreement dated as of the date hereof, by and between US GCDC Phase 2 Holdings LP, a Delaware limited partnership, and NVA11B LLC, with respect to that certain property located at 13700 University Blvd., Gainesville, VA 20155 (the “GCDC 2 Property”)
2.Membership Interest Purchase Agreement dated as of the date hereof, by and between US GCDC Phase 3 Holdings LP, a Delaware limited partnership, and NVA11C LLC, with respect to that certain property located at 13720 University Boulevard, Gainesville, Virginia 20155 (the “GCDC 3 Property”)

SCHEDULE 2 CUSTOM COST SPLIT

Cost	Party Responsible for Payment
Owner’s Policy Premium (and Endorsements)	Buyer
Lender’s Policy Premium (and Endorsements)	Buyer
Title Search and Examination	Buyer
Updated Survey	Buyer
Existing Survey	Seller

SCHEDULE 3
DISCLOSURES TO REPRESENTATIONS AND WARRANTIES

SCHEDULE 3(b)

PROPERTY OWNER’S ORGANIZATIONAL DOCUMENTS

1.Certificate of Formation of GCDC Purchaser Phase 1 LLC filed with the Delaware Secretary of State on November 4, 2021.
2.Second Amended and Restated Limited Liability Company Agreement of GCDC Purchaser Phase 1 LLC entered into as of September 18, 2025.
3.Certificate of Registration of GCDC Purchaser Phase 1 LLC dated November 9, 2021 and filed with the Commonwealth of Virginia on November 12, 2021.

SCHEDULE 3(f)
FINANCIAL STATEMENTS – GAAP EXCEPTIONS

None.

SCHEDULE 3(h)(i) DESCRIPTION OF LEASE

1.That certain [***], dated as of May 23, 2023, by and between GCDC Purchaser Phase 1 LLC, a Delaware limited liability company, as landlord, and [***], as tenant, as amended by that certain [***] dated May 30, 2024.
2.That certain Guaranty, dated effective as of May 23, 2023, made by [***].

SCHEDULE 3(h)(ii) LEASING COSTS

[***]

SCHEDULE 3(h)(iii)

OUTSTANDING LANDLORD WORK / [***] WORK

[***]

SCHEDULE 3(h)(iv) CONSENTS REQUIRED UNDER LEASE

1.[***]

SCHEDULE 3(i)(i)
LIST OF CONTRACTS AND PROJECT AGREEMENTS

(Attached)

Service Contracts: [***]

Project Agreements: [***]

Other Contracts: [***]

SCHEDULE 3(i)(ii)
CONSENTS REQUIRED UNDER CONTRACTS OR PROJECT AGREEMENTS

None.

SCHEDULE 3(k) CONDEMNATION

None.

SCHEDULE 3(p)
TAX ASSESSMENT PROCEEDINGS

None.

SCHEDULE 3(q) ENVIRONMENTAL

None.

SCHEDULE 3(r)(v) TAX CLAIMS

None.

SCHEDULE 3(s)(ii)
DATA CENTER SYSTEMS INFORMATION

[***]

SCHEDULE 3(s)(iii)

POWER OUTAGES AND SERVICE CREDITS

[***]

SCHEDULE 3(x) MECHANICS’ AND MATERIALMEN’S LIENS

None.

SCHEDULE 3(y) ASSESSMENTS; ENTITLEMENTS

None.

SCHEDULE 3(aa) BANK ACCOUNTS

[***]

SCHEDULE 4 TERMINATED CONTRACTS
[***]

SCHEDULE 5
TRANSMISSION LINE PROJECT

[***]

SCHEDULE 6 TRANSFER TAX ALLOCATION
[***]